Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147456

GRAND RIVER COMMERCE, INC.

A Proposed Bank Holding Company for

(Proposed)

COMMON STOCK UP TO 2,000,000 SHARES

We are offering for sale a minimum of 1,500,000 and a maximum of 2,000,000 shares of our common stock at a price of $10.00 per share to raise the money to organize Grand River Bank, a new proposed Michigan state bank to be headquartered near Grand Rapids, Michigan. In the discretion of the board of directors, we may increase the maximum offering amount up to 2,400,000 shares, which is referred to as the adjusted maximum offering amount or maximum, as adjusted. Of this amount, up to 103,500 shares will be issuable in repayment of $1,035,000 of cash advances made by our organizers during the organizational process. We will be the holding company and sole shareholder of Grand River Bank after it is organized. Prior to this offering, we have not conducted active business operations and have issued no shares. Upon issuance, we have no current plans to list our shares on any national stock exchange although we expect that our shares will be traded on the OTC Bulletin Board or “pink sheets” and that at least one company will make a market in our shares.

To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 50,000 shares in the offering. If you subscribe for more than 50,000 shares, we intend to reject the portion of the subscription that exceeds 50,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts.

The offering is expected to end on September 30, 2008. However, we may, in our sole discretion, end the offering prior to September 30, 2008 or extend it for additional periods, but not beyond April 30, 2009. We reserve the right to reject, in whole or in part, any subscription for shares of our stock. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our organizers, officers or directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are not available, or to complete the offering. Our organizers, officers and directors intend to subscribe for an aggregate of 311,000 shares of the common stock sold in this offering, which amount includes 103,500 shares to be issued to our organizers in repayment of cash advances made to us by the organizers.

All subscription funds will be held in an escrow account at First Tennessee Bank N.A., which will act as the escrow agent. The escrow agent will hold the subscription funds until we accept subscriptions for at least 1,500,000 shares and notify the escrow agent that we have received all required regulatory approvals to open the Bank for business to the public. If we are unable to sell at least 1,500,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with interest earned thereon, if any, and without deduction for expenses. We will be unable to use any subscription funds until they are released from escrow. Except as provided above, we will retain any interest earned on the subscription funds held in escrow.

Our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of Grand River Commerce and Grand River Bank, or are providing limited guarantees with respect to amounts loaned to us for these purposes. In exchange for undertaking these obligations, the organizers will receive, in the aggregate, warrants to purchase 230,000 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time within 10 years of the date that we open for business. The warrants will be fully transferable.

Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled “Risk Factors” beginning on page 9.

The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Michigan Office of Financial and Insurance Services, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.

The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per Share	Total Minimum	Total Maximum	Total Maximum, As Adjusted
Subscription price	$10.00	$15,000,000	$20,000,000	$24,000,000
Underwriting fees and commissions	—	—	—	—
Proceeds to Grand River Commerce(1)	$10.00	$15,000,000	$20,000,000	$24,000,000

(1)	Before deducting organizational and other pre-opening expenses consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $2.5 million.

The date of prospectus is May 9, 2008.

FOR CALIFORNIA RESIDENTS ONLY: The common stock offered by this prospectus may be sold in California to suitable investors only who have represented in writing to Grand River Commerce, Inc. that either (1) they have a liquid net worth of not less than $75,000 and a gross annual income of not less than $50,000, or (2) a liquid net worth of not less than $150,000, in all instances exclusive of home, home furnishings and automobiles. In neither case shall the investment exceed ten percent (10%) of the net worth of the investor. In order for a California resident to purchase shares offered by this prospectus, the investor must complete and sign a Statement of Suitability, which will be delivered to the investor with the subscription agreement. Additional copies of the Statement of Suitability may be obtained from Robert P. Bilotti, (616) 531-1943. The foregoing suitability requirements will not apply to any investor whose purchase of shares is limited to $2,500 or less.

SUMMARY

The information that follows highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

Grand River Commerce and Grand River Bank

We are a Michigan corporation that was incorporated on August 15, 2006 to organize and serve as the holding company for Grand River Bank, a proposed Michigan state bank. Grand River Bank will be a full-service commercial bank headquartered in Grandville, Michigan, which is just outside Grand Rapids, Michigan. The Bank will initially serve the city of Grand Rapids in Kent County, Michigan, and the surrounding areas and intends to offer a broad range of commercial and consumer banking services to small and medium-sized businesses, licensed professionals and individuals who we believe will be particularly responsive to the style of service that the Bank intends to provide to its customers. We believe that local ownership and control will allow Grand River Bank to serve customers more efficiently and effectively and will aid in our growth and success. The Bank intends to compete on the basis of providing a unique and personalized banking experience combined with a full range of services, customized and tailored to fit the needs of its clients.

Grand River Bank’s and our principal business offices will be located at 4471 Wilson Avenue, SW, in Grandville, Michigan 49418, which is located approximately five miles southwest of Grand Rapids. Our organizational activities are being conducted from this office. Our telephone number is (616) 531-1943.

To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to organize a Michigan state bank and a bank holding company, and taking all other actions necessary to organize and charter Grand River Bank, including those related to raising capital as a result of this offering. On September 28, 2007, we filed an application with the Michigan Office of Financial and Insurance Services (OFIS) to organize a new Michigan state bank in Grand Rapids, Michigan and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. Each of these applications is pending. While approval of these regulatory applications is not assured, we have no reason to believe that the approvals will not be forthcoming.

We anticipate that we will receive approval as a bank in organization in the second quarter of 2008 and commence banking operations in the third quarter of 2008. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the anticipated conditions to regulatory approval imposed by the OFIS and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve Bank of Chicago for prior approval to become a bank holding company. In addition, the Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software. We would not expect to receive final approval to open before the completion of the offering and a satisfactory pre-opening examination. We cannot assure you, however, that Grand River Bank will be able to open for business when anticipated.

Management

Our organizers and the persons who are proposed to serve on the initial boards of directors of Grand River Commerce and Grand River Bank are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to our banking market. We will draw upon their knowledge of the business community in the development of our business strategies. Our organizers and proposed directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation. They will each be expected to attract clients through their own personal and professional networks. In addition, the members of the executive management team of Grand River Bank each have extensive banking experience in the Michigan banking market.

Why We Are Organizing a New Bank

Our proposed banking market consists of the Grand Rapids area, located in Kent County near the eastern shore of Lake Michigan. Grand Rapids has the second largest population of any city in Michigan (following

Detroit) and is the most populous city in the seven county region of West Michigan. Situated on the banks of the Grand River, Grand Rapids had historically been a center for furniture and automobile manufacturing, but is now focused on building a health services infrastructure for western Michigan with the construction of new health facilities in the downtown Grand Rapids area. The organizers believe the development of the health services industry in the Grand Rapids area provides an opportunity for a new bank focused on serving businesses and professionals.

The Grand Rapids market is undergoing economic change and is capitalizing on the opportunities associated with such change. The median household income in the City of Grand Rapids and Kent County increased by an aggregate of 9.4% and 12.7%, respectively, from 2000 to 2007. These growth rates compare favorably to the overall growth in median household incomes in Michigan as a whole, which was 8.9% for the same period. They are, however, lower than the overall national growth rate in median household income for the same period, which was 17%. Kent and Ottawa Counties have stable populations, which grew an aggregate of 4.8% and 8.9%, respectively, from 2000 to 2007. The population of Michigan as a whole grew an aggregate of 2.2% during that time period, and the population of the United States grew 7.0% during that time period. The organizers believe that the economy of the area is well-diversified with the growing health sciences sector and believe that the Bank’s proposed banking market is less likely to be impacted by industry-specific economic conditions than other markets in Michigan.

Generally speaking, those who have higher incomes tend to seek out financial institutions that are committed to delivering quality service. This being the case, the Grand Rapids facility will be located in an area that has a high percentage of residents with above average family incomes. We believe that this will translate into marketing opportunities for us.

The West Michigan Combined Statistical Area, including Kent and Ottawa counties, has maintained a stable population over the last decade and is projected to continue to grow an aggregate of approximately 3.5% between 2007 and 2012. The per capita income for residents of the area has remained stable from 2005 to 2007, growing slightly from $23,743 to $23,900. The per capita incomes in Michigan and the United States for 2007 were $25,682 and $25,495, respectively.

Like other areas of the United States, however, median home prices in the Grand Rapids area have fallen under the recent economic conditions. According to preliminary data from the National Association of Realtors, the median home sales price for single family homes in the Grand Rapids market was approximately $124,300 for the fourth quarter of 2007. The median price represents a decline of 4.0% from the median single family home sales price in Grand Rapids for the fourth quarter of 2006 and a 7.6% decline from the median single family home sales price in Grand Rapids for the full year of 2006. According to preliminary data from the National Association of Realtors, the fourth quarter 2007 national median single family home sales price declined 5.8% from the fourth quarter 2006 national median single family home sales price and declined 7.1% from the full year 2006 national median single family home sales price. In addition, the unemployment rate for the Grand Rapids metropolitan area was 6% in December 2007, compared to 7.4% for Michigan and 5% for the nation. Economic indicators for the fourth quarter of 2007, the latest period for which economic data is available, continue to show stagnant economic conditions in the Grand Rapids area. According to the Grand Rapids Press, the number of jobs in the Grand Rapids metropolitan area fell 0.4% in the fourth quarter of 2007 from the third quarter of 2007, including decreases of 1.3% in construction jobs and 2.9% in information jobs. The area also experienced a 0.9% decrease in manufacturing jobs in the fourth quarter of 2007 from the third quarter of 2007, continuing a trend of losses in manufacturing employment.

These market factors, together with economic conditions affecting the financial industry as a whole, have created a difficult environment for financial institutions in our market. Slower sales of new homes and decreased investment in the residential and commercial real estate markets have slowed the growth of financial institutions, and weakening ability for borrowers in our market to repay loans has led to losses for some financial institutions. While the organizers believe that economic conditions in Grand Rapids will improve due to the investment in the health services industry in the area, among other factors, these negative economic trends could continue in our market.

Despite these indicators, we believe that the diversified economy and growing health services segment in Grand Rapids will help the area to gain a strong economic position. Through our high quality service, we believe that we will be able to capitalize on the opportunities we expect to develop in these markets. Unless otherwise stated, all projected growth rates and other demographic data is provided by The Right Place, Inc., which is a regional economic development organization for the Grand Rapids area. The Right Place, Inc. provided this information to us at no charge.

During the past several years, the Grand Rapids market has been the target of many out-of-state, out-of-market controlled banks with which Grand River Bank would compete. The result of this activity has been to limit the choices available to those customers who wish to develop and capitalize upon relationship banking. There has not been a bank chartered in Grand Rapids since 1999. By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, we believe that there is an opportunity for us to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks, many of which have headquarters, ownership and executive decision-makers located outside of our local marketplaces.

We recognize that most of the Bank’s competitors have substantially greater resources and lending limits than we will have and provide other services, such as extensive and established branch networks and trust services, that the Bank does not expect to provide initially. As a result of these competitive factors, Grand River Bank may have to pay higher interest rates to attract depositors or extend credit with lower rates to attract borrowers.

Executive Officers, Directors and Organizers

The Bank’s management team is led by Robert P. Bilotti, David H. Blossey, Elizabeth C. Bracken and Mark Martis. Mr. Bilotti is the proposed Chairman of the board of directors. Mr. Bilotti has had a successful career in the hotel franchise industry and is an accomplished attorney having practiced real estate, banking and tax law. Mr. Blossey is the proposed Chief Executive Officer. He has more than 25 years of banking experience and has held senior executive management positions with Chemical Bank & Trust Co., Huron Community Bank, Huron Valley State Bank, and Chemical Bank in Bay City. Elizabeth C. Bracken is the proposed Chief Financial Officer and Senior Vice President of Operations. Ms. Bracken has over 20 years of banking experience, most recently as the Chief Financial Officer and Vice President of Select Bank in Grand Rapids. Mark Martis is the proposed Chief Lending Officer and Senior Vice President of Grand River Bank. Mr. Martis has over 20 years of banking experience.

The boards of directors of Grand River Commerce and Grand River Bank consist of the following nine individuals:

Robert P. Bilotti

Richard J. Blauw, Jr.

David H. Blossey

Cheryl M. Blouw

Jeffrey A. Elders

Lawrence B. Fitch

David K. Hovingh

Roger L. Roode

Jerry A. Sytsma

The individuals listed above are organizers with the exception of Messrs. Blossey and Fitch, and Ms. Bracken and Mr. Martis are not serving as organizers.

In addition, the following individuals who will not serve as directors or executive officers are serving as organizers of Grand River Commerce and Grand River Bank:

James P. Bush

William H. Condon

Frederick T. Croft

Dr. David Devisser

Donald R. Fritz

Dr. Philip Hartgerink

Randall L. Hartgerink

Dr. Todd D. Hartgerink

Preston J. Hopkins Jr.

Dr. Paul J. Huizinga

Jodi Medina

Michael G. Nauta

Timothy J. Steenland

Doug H. VanNoord

James A. Veldink

Kimble L. Wagner

Each of these individuals is playing an important role as we develop our business plan and corporate policies prior to the time that the Bank opens for business. Each of these individuals expects to continue his or her service to the Bank as a member of the Organizers Advisory Committee after it opens.

The Organizers Advisory Committee will initially be comprised of organizers who are not serving as directors. The primary function of the committee will be to assist management and the board of directors of the Bank in implementing its strategic vision and purpose in the marketplace. In addition, the committee is expected to help the Bank to identify programs and activities and provide us with market information to enable the Bank to allocate its resources in a manner to generate bank deposits and loans in the markets that it serves. Members of the Organizers Advisory Committee will not receive any compensation or other benefits for their service as committee members.

Our directors, organizers and executive officers are experienced bankers or local business persons and community leaders. We believe that their business experience and relationships will enable them to assist us in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

Our directors, organizers and executive officers intend to subscribe for an aggregate of 311,000 shares of the common stock offered by this prospectus. These shares represent approximately 20.7% of the minimum, 15.6% the maximum, and 13.0% of the adjusted maximum, number of shares to be sold in the offering. Of the 311,000 shares to be issued to our directors, organizers, and executive officers, 103,500 shares will be issued to our organizers in repayment of advances made by our organizers to us. Our directors, organizers and executive officers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize the Bank. All purchases made by our directors, organizers and executive officers will be made for investment purposes and not with a view to distribution.

Warrants

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers. We intend to fund any additional organizational and other pre-opening expenses incurred before we open for business from draws on the line of credit. Our organizers will be providing a limited guarantee of up to $75,000 each on amounts drawn under the line of credit. We expect to incur a total of approximately $2.5 million in organizational and other pre-opening expenses and for fixed assets, furniture and equipment. These expenses are described more fully in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by First Tennessee Bank N.A. with respect to any funds advanced under the pre-opening line of credit.

We also recognize that our organizers have played, and will continue to play, a critical role in the organizational process. Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 230,000 warrants to our organizers. Each of our organizers who is contributing his time and expertise and providing a limited guarantee of approximately $75,000 will receive warrants to purchase the lesser of 10,000 shares of our common stock or an amount equal to the number of shares purchased by the organizer in this offering. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that we open for business. The warrants issued to our organizers will be fully transferable. Although we have not made any representation to our organizers, we intend that the character of the warrants for tax purposes will be similar to the character of any other security we issue.

Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants to the extent that it enables them to purchase shares of our common stock at a price that is less than the then current market value. The warrants may be subject to exercise or forfeiture in the event that our capital levels have fallen below regulatory minimums (or higher levels as the regulatory agencies may determine).

Stock Options

We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by Grand River Commerce or Grand River Bank. The plan will have a term of 10 years. The board of directors will reserve 200,000 shares for issuance under the stock incentive plan. Assuming the issuance of all of the shares reserved for stock options and the exercise of all of those options, the shares acquired by the option holders pursuant to their stock options would represent approximately 11.8% of the outstanding shares after exercise, assuming the minimum offering, approximately 9.1% of the outstanding shares after exercise, assuming the maximum offering, and approximately 7.7% of the outstanding shares after exercise, assuming the adjusted maximum offering.

When we open for business, we intend to issue options to purchase an aggregate of 100,000 shares of common stock to our directors and executive management team. These options will be issued from the 200,000 shares reserved under our stock incentive plan. Robert P. Bilotti, David H. Blossey, Mark Martis, and Elizabeth C. Bracken would each receive a number of options equal to 25,000, 25,000, 10,000, and 5,000, respectively. In addition, we expect to issue each of our directors other than Mr. Bilotti and Mr. Blossey up to 5,000 options as compensation for their service on our board. We expect all of these options to be issued with an exercise price of $10.00 per share, the initial offering price, and to be treated as incentive stock options that will vest ratably over five years. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of Grand River Commerce or Grand River Bank at the discretion of our board of directors.

Share Ownership of Management and Organizers

The organizers, directors, and executive officers of Grand River Commerce will be issued common stock and rights to purchase common stock in connection with this offering. The shares and rights issued to them will include (i) shares that will be issued to them in exchange for their advances, (ii) shares they intend to purchase in this offering, (iii) organizer warrants we intend to issue to them, and (iv) options to purchase common stock we intend to issue to them. The table below reflects the aggregate number of shares or rights to purchase shares that will be issued to them in those various forms. For more detailed information regarding the security ownership of management and organizers, see “Security Ownership of Management and Organizers,” beginning on page 46.

	Number of Shares/Rights to Purchase Shares	Percentage of Minimum Offering	Percentage of Maximum Offering	Percentage of Adjusted Maximum Offering
Shares to be Issued in Exchange of Organizer Advances	103,500	6.9	5.2	4.3
Shares to be Purchased in this Offering	207,500	13.8	10.4	8.6
Number of Organizer Warrants to be Issued*	230,000	13.3	10.3	8.7
Number of Options to Purchase Common Stock*	100,000	6.3	4.8	2.5
Total Shares and Rights to Purchase Shares to be Issued*	641,000	35.0%	27.5%	23.5%

*	Number of shares outstanding includes shares issuable upon exercise of options or warrants shown on table, as applicable.

Products and Services

Grand River Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The Bank will emphasize personalized banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors, licensed professionals and consumers. In its lending services, the Bank will emphasize commercial loans, commercial and residential construction loans, commercial real estate loans, equity lines and consumer loans. Grand River Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, it will also offer credit and debit cards, automatic transfers, travelers’ checks, domestic and foreign wire transfers, cashier’s checks and personalized checks. These services are expected to be provided through a variety of delivery systems including full-service offices, night depositories, remote capture, banking by mail, and Internet banking.

Philosophy and Strategy

Grand River Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors.

To carry out this philosophy, the Bank’s business strategy will involve the following:

•	Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our directors, organizers and executive officers;
•	Hiring and retaining experienced and qualified banking personnel;
•	Providing individualized attention with consistent, local decision-making authority;
•	Focusing on the needs of the medical community;
•	Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;
•	Operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;
•	Attracting its initial customer base by offering competitive interest rates on deposit accounts;
•	Encouraging our initial shareholders to become customers by offering additional incentives; and
•	Implementing a strong marketing program.

Recent Events in the Banking Industry

In recent months, the financial services industry, as a whole, has experienced a number of difficulties. Because of problems in the subprime lending market, increasing repayment defaults, and decreases in value of real estate in many markets in the United States, including Western Michigan, many financial institutions have sustained losses. Those losses have led to decreases in the trading value of securities issued by financial institutions. Further, financial institutions have not been able to fund their capital needs on favorable terms, if at all, which has led to some institutions becoming undercapitalized. Finally, the recent rapid decrease in short term interest rates may cause some financial institutions to incur losses in the future. While decreases in short term interest rates are generally favorable to financial institutions, the decrease in short term rates has caused some financial institutions yields to decrease rapidly, leading to the possibility for losses for those institutions.

The organizers of Grand River Bank believe that the environment for financial institutions will improve in the coming years, and particularly for financial institutions in the Grand Rapids area. However, other changes in the economic and regulatory environment for financial institutions could prevent the environment for financial institutions from improving or even cause it to worsen.

Terms of the Offering

We are offering for sale a minimum of 1,500,000 and a maximum of 2,000,000 shares of our common stock at an offering price of $10.00 per share. We reserve the right to increase the maximum offering amount to 2,400,000 shares, which is referred to in this document as the “adjusted maximum” or the “maximum, as adjusted.” The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers or upon the exercise of stock options that may be granted under our stock incentive plan. See “Description of Common Stock — Warrants,” beginning on page 50 and “Management — Stock Incentive Plan,” beginning on page 44.

To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of

50,000 shares in the offering. If you subscribe for more than 50,000 shares, we intend to reject the portion of the subscription that exceeds 50,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock.

Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering.

Offering Termination Date

We expect the offering to end on September 30, 2008. However, we may elect to extend the offering, in our sole discretion, for additional periods but not beyond April 30, 2009. In addition, we reserve the right to end the offering at any time before September 30, 2008 if we have received subscriptions for at least 1,500,000 shares and determine that the total amount of subscriptions will provide adequate capitalization for us after payment of organizational expenses.

How to Subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;
•	Make a check payable to “First Tennessee Bank N.A. — Escrow Account for Grand River Bank” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed;
•	Deliver the completed subscription agreement and check as follows:

Grand River Commerce, Inc.
4471 Wilson Ave., SW
Grandville, Michigan 49418

When your subscription agreement is received by the escrow agent, it will become binding on you and irrevocable.

Escrow Arrangements

Since we cannot open Grand River Bank until we receive all regulatory approvals required to organize the Bank, all subscription funds will be held in an escrow account at First Tennessee Bank N.A., which will act as escrow agent. The escrow agent will hold all subscription funds until we receive subscriptions for at least 1,500,000 shares and we or the bank regulatory authorities notify the escrow agent that we have received all required regulatory approvals to open the Bank to the public. We expect, but cannot assure you, that we will receive all required regulatory approvals in the second quarter of 2008 and open for business during the third quarter of 2008. If we are unable to sell at least 1,500,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with interest earned thereon, if any, and without deduction for expenses.

All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber’s subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription. Except as provided above, we will retain any interest earned on the subscription funds held in escrow to defray organizational expenses.

Use of Proceeds

Subject to regulatory approval, we intend to use the proceeds of this offering to repay the funds advanced to us by First Tennessee Bank N.A. under the pre-opening line of credit and to capitalize Grand River Bank. We expect that we will use approximately $1,420,000 to repay the line of credit. Therefore, we intend to request an increase in the amount of the $1,250,000 line of credit prior to the time that Grand River Bank opens. We expect to utilize at least $15 million of the proceeds to capitalize the Bank, which in turn will use the proceeds to purchase furniture, fixtures and equipment, pay organizational expenses and to provide working capital to be used for business purposes, including paying salaries, and for making loans to customers and other investments. We may retain at the holding company level any excess proceeds to use for future working capital needs. See “Use of Proceeds,” beginning on page 20.

Organizational Expenses

We expect to incur approximately $2.5 million in organizational and other pre-opening expenses, which are described more completely in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 20. As of the date of this prospectus, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and from draws under our line of credit. We intend to continue to fund additional organizational and other pre-opening expenses incurred before we open for business from draws under the line of credit. Each of our organizers is providing a limited guarantee on amounts drawn under the line of credit. Any draws on the line of credit would be repaid from the proceeds of the offering. If we are unable to sell at least 1,500,000 shares of common stock by the expiration date of the offering or fail to receive all regulatory approvals required to organize, our organizers will bear the risk of loss with respect to any direct cash advances made by them that are not repaid and First Tennessee Bank N.A. may pursue our organizers under the limited guarantees with respect to any advances made to us under the pre-opening line of credit. In lieu of repaying the advances in cash, we will repay the cash advances by issuing to the organizer shares of our common stock from this offering having an aggregate subscription amount equal to the cash advance.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We must receive regulatory approvals before Grand River Bank may open for business.

To commence operations as a Michigan state bank, Grand River Bank must obtain regulatory approvals from the OFIS and the FDIC. In addition, Grand River Commerce must obtain approval from the Board of Governors of the Federal Reserve System (Federal Reserve) to become a bank holding company. We filed our applications with OFIS and the FDIC on September 28, 2007. While approval of our regulatory applications is not assured, we have no reason to believe that these approvals will not be forthcoming.

We must satisfy certain conditions following approval of our regulatory applications before Grand River Bank may open for business.

Even if our bank charter and federal deposit insurance applications are approved by the OFIS and FDIC, we expect that the approvals will be subject to certain conditions including, among others, that we raise at least $15 million in capital within one year following approval and give notice to the OFIS that we are ready to open within one year following approval. We also expect that any Federal Reserve approval will be subject to conditions. We cannot assure you that we will be able to satisfy all of the conditions imposed by the regulators in connection with their approvals. If we fail to satisfy all of these conditions within the applicable time periods, our approvals will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses. See “ — Any delay in beginning banking operations will result in additional losses,” below.

Any delay in beginning banking operations will result in additional losses.

Any delay in opening Grand River Bank for business will increase organizational expenses and postpone realization of potential revenues. This delay will cause the accumulated deficit from organizational expenses to increase because we must continue to pay salaries and other operating expenses during this period. We expect, but cannot assure you, that we will receive final regulatory approval in the second quarter of 2008 and open in the third quarter of 2008.

Because this offering is not underwritten, we may be unable to raise the minimum offering amount.

This offering is being made without the services of an underwriter, and we have not employed any broker or salesmen in connection with the offering. Rather, the offering is being made on a “best efforts” basis by our organizers, directors and executive officers. Accordingly, no one is obligated to purchase or take for sale any shares of common stock, and we cannot guarantee you that we will be able to sell at least the minimum offering amount. If we are unable to raise at least the minimum offering amount and open the Bank within the time period specified in our approvals, those approvals may expire. Although the full amount of your subscription funds will be returned to you in the event that we are unable to achieve the minimum offering amount, you will be unable to withdraw your subscription funds from escrow, or your subscription, at any time prior to the expiration of the offering.

We have no operating history upon which to base an estimate of our future financial performance.

We do not have any operating history on which to base any estimate of our future earnings prospects. Grand River Commerce was only recently formed, and Grand River Bank will not receive final regulatory approvals to begin operations until after we have attained the minimum offering amount. Consequently, you will have no historical operating or financial information to help you decide whether to invest in our common stock.

We expect to incur losses during our initial years of operations.

At December 31, 2007, we had total shareholders’ equity (deficit) of $(1,193,960), consisting of offering, organizational, and other pre-opening expenses, which represents a portion of the $2.5 million of estimated organizational and other pre-opening expenses. After the Bank opens, its (and our) success will depend, in large part, on its ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations.

In addition, to gain market share as a newly-organized bank, Grand River Bank may be required to pay higher interest rates to attract deposits or extend credit at lower rates to attract borrowers, which may decrease our profitability or prevent us from becoming profitable.

We cannot assure you that we will ever become profitable. If we are ultimately unsuccessful, you may lose part or all of the value of your investment. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and “Proposed Business,” beginning on pages 24 and 28, respectively.

The Bank’s failure to implement its business strategies may adversely affect our financial performance.

Grand River Bank has developed a business plan that details the strategies it intends to implement in its efforts to achieve profitable operations. If the Bank cannot implement its business strategies, it will be hampered in its ability to develop business and serve its customers, which, in turn, could have an adverse effect on our financial performance. Even if the Bank’s business strategies are successfully implemented, we cannot assure you that the strategies will have the favorable impact that is anticipated. Furthermore, while we believe that the Bank’s business plan is reasonable and that its strategies will enable it to execute the business plan, we have no control over the future occurrence of certain events upon which its business plan and strategies are based, particularly general and local economic conditions that may affect its loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See “Proposed Business — Business Strategy” on page 30.

Departures of key personnel or directors may impair the Bank’s operations.

Our success will depend in large part on the services and efforts of the Bank’s key personnel and on its ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

In particular, we believe that retaining Robert P. Bilotti, David H. Blossey, Elizabeth C. Bracken and Mark Martis will be important to our success. If any of these persons leaves his position for any reason, our financial condition and results of operations may suffer.

If the services of any key personnel should become unavailable for any reason, or if the regulatory agencies should require the employment of additional persons to fill banking positions, Grand River Bank would be required to employ other persons to manage and operate the Bank, and we cannot assure you that it would be able to employ qualified persons on acceptable terms. If the services of any key personnel should become unavailable prior to the time the Bank commences operations, its ability to begin banking operations would likely be adversely affected.

Additionally, our directors’ and organizers’ community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our business may suffer. See “Management” on page 35.

Grand River Bank will face intense competition from a variety of competitors.

The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See “Proposed Business — Market Opportunities — Competition,” beginning on page 29. If this competition forces the Bank to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

Many of the Bank’s competitors will be larger than it will be initially and will have greater financial and personnel resources. Many of its competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services that the Bank either does not expect to provide or will not provide for some time. Also, some competitors will not be subject to the same degree of regulation as the Bank will be and thus may have a competitive advantage over the Bank.

We believe that Grand River Bank will be a successful competitor in the area’s financial services market. However, we cannot assure you that the Bank will be able to compete successfully with other financial institutions serving our target banking market. An inability to compete effectively could have a material adverse effect on our growth and profitability.

The Bank’s legal lending limits may impair its ability to attract borrowers.

During its initial years of operations, the Bank’s legally mandated lending limits will be lower than those of many of its competitors because it will have less capital than many of its competitors. The lower lending limits may discourage potential borrowers who have lending needs that exceed the Bank’s limits, which may restrict its ability to establish relationships with larger businesses in our area. See “Proposed Business,” beginning on page 28.

Our success will depend largely on the economic success of the Western Michigan region, which has suffered in recent years.

Our success will depend significantly on the general economic conditions of the State of Michigan and, more particularly, the success of the local economy in Western Michigan. Unlike larger regional or national banks that are more geographically diversified, Grand River Bank will provide banking and financial services to customers primarily in Western Michigan. The local economic conditions in these areas will have a significant impact on the demand for the Grand River Bank’s products and services as well as the ability of Grand River Bank’s customers to repay loans, the value of the collateral securing loans, and the stability of Grand River Bank’s deposit funding sources. In general, the economy of the State of Michigan has suffered in recent years as a result of the struggling automotive industry and other factors. A continued decline in general economic conditions, which may be caused by inflation, recession, acts of terrorism, unemployment, changes in securities markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations.

Adverse changes in economic conditions or interest rates may negatively affect our earnings, capital and liquidity.

The results of operations for financial institutions, including Grand River Commerce and Grand River Bank, may be materially and adversely affected by changes in prevailing local and national economic conditions, including declines in real estate market values, rapid increases or decreases in interest rates and changes in the monetary and fiscal policies of the federal government. Our success will be heavily influenced by the spread between the interest rates we earn on investments and loans and the interest rates we pay on deposits and other interest-bearing liabilities. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities may be such that they are affected differently by a given change in interest rates. In recent months, interest rates have fallen rapidly, general real estate values have fallen, and financial institutions have not been able to raise capital on terms that are as favorable to them as the terms prevailing in prior years. These economic conditions have had a negative impact on many financial institutions, and the success of Grand River Commerce will be subject to the same economic risks.

We may be unable to adequately measure and limit credit risk associated with the Bank’s loan portfolio, which would affect our profitability.

As a material part of the Bank’s business plan, it will make commercial, consumer, commercial and residential real estate and construction loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions. Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property. Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.

Many of the Bank’s anticipated loans will be made to small- and medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. If we are unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Monetary policy and other economic factors could adversely affect our profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the Bank’s ability to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the Bank’s ability to maintain an interest margin sufficient to result in operating profits. See “Proposed Business,” beginning on page 28, and “Supervision and Regulation,” beginning on page 52.

Our common stock is not an insured deposit.

Your investment in Grand River Commerce would not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment is subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

We intend to issue warrants or stock options to our organizers, directors and executive officers. If the organizer warrants or stock options are exercised, your share ownership will be diluted.

We intend to issue stock options to our directors and executive officers. We intend to reserve 200,000 shares of our common stock for issuance upon the exercise of stock options to be granted to our directors and executive officers. If the stock options are exercised, your share ownership will be diluted. If our officers and directors exercise the options granted to them, our officers and directors will own up to 15.6% of the issued and outstanding shares of stock (based upon the minimum offering). In addition, our articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, but do not provide for preemptive rights. Any authorized, but unissued shares following the offering will be available for issuance by our board of directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Grand River Commerce.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

Banking organizations such as Grand River Commerce and Grand River Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect our business, condition or operations of Grand River Commerce and Grand River Bank or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to us, see the section titled “Supervision and Regulation,” beginning on page 52.

Grand River Commerce’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it is subject. If Grand River Commerce is unable to achieve and maintain effective internal controls, its business, financial position and results of operations could be adversely affected.

Grand River Commerce is required to comply with Section 404 of the Sarbanes-Oxley Act beginning with the second annual report after Grand River Commerce commences reporting under the Exchange Act. These reporting and other obligations will place significant demands on Grand River Commerce’s management and administrative and operation resources, including accounting resources.

To comply with these requirements, it is anticipated that Grand River Commerce will need to establish systems, including information technology, implement additional financial and management controls, reporting systems and financial and management controls, reporting systems, information technology and procedures and hire staff in a timely and effective fashion, Grand River Commerce’s ability to comply with its financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, if Grand River Commerce is unable to conclude that its internal control over financial reporting is effective (or if the auditors are unable to attest that management’s report is fairly stated or they are unable to express an opinion on management’s assessment or on the effectiveness of the internal controls), Grand River Commerce could lose investor confidence in the accuracy and completeness of its financial reports. Therefore any failure to achieve and maintain effective internal controls could have an adverse effect on Grand River Commerce’s business, financial position and results of operations.

We could be negatively affected by changes in interest rates.

The Bank’s profitability (and, therefore, our profitability) will depend, among other things, on the Bank’s net interest income, which is the difference between the income that it earns on its interest-earning assets, such as loans, and the expenses that it incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect its net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities. Recently, short term rates have decreased, causing a favorable change in the yield curve. However, if the yield curve flattens, the Bank’s future net interest income, and therefore our profitability, may decline.

Changes in the general level of interest rates also affect, among other things, its ability to originate loans, the value of interest-earning assets and its ability to realize gains from the sale of such assets, the average life of interest-earning assets and its ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. Because fluctuations in interest rates are not predictable or controllable, we cannot assure you that the Bank will continue to achieve positive net interest income.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the organizer warrants and stock options was determined based on the offering price. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value. We cannot assure you that you will be able to resell any shares that you may buy in this offering at a price equal to or higher than the offering price. See “Determination of Offering Price,” beginning on page 19.

We do not intend to pay dividends in the foreseeable future.

We expect initially to have no material source of income other than dividends that we receive from Grand River Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank’s ability to pay dividends to us. The board of directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank, or pay dividends to our shareholders, in the foreseeable future. In addition, banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. See “Description of Common Stock — Dividends” on page 51.

You will incur immediate and substantial dilution in the book value per share of any shares that you purchase in the offering.

If you purchase shares of our common stock in the offering, we expect that you will experience an immediate and substantial dilution of between $1.44 and $1.02 per share in the book value of your investment as a result of the $2.5 million of organizational and other pre-opening expenses that we have incurred, or expect to incur, before the Bank opens for business. This means that the price you pay for the shares that you acquire in this offering will be higher than its net book value per share when the Bank opens. For more information regarding pro forma dilution as of December 31, 2008, please see the section titled “Dilution,” beginning on page 23.

We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

The liquidity of our common stock will be affected by its limited trading market.

Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. However, we expect that our shares will be traded on the OTC Bulletin Board or “pink sheets” and that at least one company will make a market in our common stock. Because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained. Furthermore, we cannot assure you that at least one company will make a market in our shares for as long as we will be quoted on the OTC Bulletin Board. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market reduces the liquidity, and is likely to have an adverse effect on the market value of our shares. In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Our articles of incorporation and bylaws, and the employment agreements of our executive officers, contain provisions that could make a takeover more difficult.

Our articles of incorporation and bylaws include provisions designed to provide our board of directors with time to consider whether a hostile takeover offer is in our and our shareholders’ best interests, but could be utilized by our board of directors to deter a transaction that would provide shareholders with a premium over the market price of our shares. These provisions include the availability of authorized, but unissued shares, for issuance from time to time at the discretion of our board of directors; bylaws provisions enabling our board of directors to increase the size of the board and to fill the vacancies created by the increase; and bylaw provisions establishing advance notice procedures with regard to business to be presented at a shareholder meeting or to director nominations.

In addition, there are “change in control” provisions in the employment agreements of each of our executive officers providing for lump-sum cash payments based on the officer’s base compensation.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Management of Grand River Bank may be unable to adequately measure and limit credit risk associated with the Bank’s loan portfolio, which would affect our profitability.

As a material part of the Bank’s business plan, it will make commercial, consumer, commercial and residential real estate and construction loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions.

Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property.

Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.

Many of the Bank’s anticipated loans will be made to small- and medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. If the Bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Immediately following the offering, we expect that our directors, executive officers and organizers will own 311,000 shares of our common stock (including 103,500 shares being issued to our organizers in repayment of cash advances made by them), which represents 20.7% of the minimum, 15.6% of the maximum number of shares to be sold in this offering and 13.0% of the adjusted maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our organizers and stock options to our executive officers. If our organizers exercised all of their organizer warrants, our executive officers and organizers would own shares upon exercise representing as much as 31.3% of our then existing outstanding common stock. Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our executive officers and exercise of all warrants and options by our directors and organizers, our executive officers, directors and organizers would own shares representing as much as 35.0% of our then existing outstanding common stock.

Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Grand River Commerce and Grand River Bank. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders. See “Selected Provisions of Our Articles of Incorporation and Bylaws,” beginning on page 51.

Government regulation may have an adverse effect on the Company’s profitability and growth.

The Company and the Bank are subject to extensive government supervision and regulation. The Company’s ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which the Bank makes loans, purchases securities, and pays dividends. It is management’s opinion that these regulations are intended primarily to protect depositors and losses against the federal bank insurance fund, not shareholders. An example applicable to the Bank because of its anticipated lending portfolio is guidance recently finalized by the federal banking agencies to identify and manage risks associated with concentrations in commercial real estate loans. The guidance states that a growing number of banks have high concentrations of commercial real estate loans on their balance sheets which may make the banks more vulnerable to cyclical downturns in the commercial real estate markets. Banks with high concentrations of commercial real estate loans are subject to greater supervisory scrutiny and will be required to have in place risk management practices and capital levels that are appropriate in light of the risk associated with these concentrations. The final guidelines relating to concentrations in commercial real estate loans will be applicable to the Bank and may adversely affect the Bank’s ability to develop and grow its commercial real estate loan portfolio.

In addition, the burden imposed by federal and state regulations may place the Company at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or the Company’s or the Bank’s operations. In particular, various provisions of the Gramm-Leach-Bliley Act eliminate many of the federal and state legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services providers. The Company believes the elimination of these barriers may significantly increase competition in its industry.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes various forward-looking statements about Grand River Commerce and Grand River Bank that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “may increase,” “may fluctuate” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled “Risk Factors,” beginning on page 9. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING

General

We are offering for sale a minimum of 1,500,000 shares and a maximum of 2,000,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum price of $15,000,000 and an aggregate maximum price of $20,000,000. In our discretion, we may increase the maximum offering amount to 2,400,000 shares. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers or upon the exercise of stock options that may be issued under our stock incentive plan. See “Description of Common Stock — Warrants,” beginning on page 50 and “Management —  Stock Incentive Plan,” beginning on page 44. However, the number of shares does include the shares issuable to our organizers in lieu of repayment in cash of the direct cash advances made by each of them to fund pre-opening expenses.

To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 50,000 shares in the offering. If you subscribe for more than 50,000 shares, we intend to reject the portion of the subscription that exceeds 50,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. However, no subscriber may purchase more than 4.9% of the shares available in this offering, without our written approval.

Finally, our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with Grand River Commerce and Grand River Bank, and are providing limited guarantees with respect to amounts loaned to us for these purposes. In exchange for undertaking these obligations, the organizers will receive, in the aggregate, warrants to purchase 230,000 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that the Bank opens for business. See “Description of Common Stock — Warrants,” beginning on page 50.

Organizers’ Subscriptions

Our organizers, directors and executive officers intend to purchase an aggregate of 311,000 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 20.7% of the minimum, 15.6% of the maximum number of shares to be sold and 13.0% of the adjusted maximum number of shares to be sold. Our organizers, directors or executive officers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to enable us to organize the Bank. All purchases made by our organizers, directors executive officers will be made for investment purposes and not with a view to distribution.

Offering Period

The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Grand Rapids, Michigan time on September 30, 2008, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond April 30, 2009. We also reserve the right to end the offering at any time prior to September 30, 2008 after we have received subscriptions for at least 1,500,000 shares, if we determine that the total amount of subscriptions will provide adequate capitalization for Grand River Bank after payment of organizational and other pre-opening expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the “expiration date.”

Acceptance of Subscriptions

We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 2,000,000 shares. In addition, we reserve the right to increase the maximum size of the offering by an amount not to exceed 20% of the maximum offering amount. We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

All offering proceeds received by our escrow agent, First Tennessee Bank N.A., will be deposited in an escrow account at First Tennessee Bank N.A. The escrow agent will invest the subscription proceeds directly in, or in Federal funds and/or short-term money market funds. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. If we do not meet the conditions for breaking escrow, we will return each subscriber’s subscription funds, together with interest thereon.

Release from Escrow

Subscription proceeds will be released from escrow to us upon the occurrence of both of the following events:

•	We have accepted subscriptions and received subscription proceeds for an aggregate of at least 1,500,000 shares of common stock; and
•	We have provided the escrow agent with a certification to the effect that we have received all required regulatory approvals to open.

We expect, but cannot assure you, that we will receive all required regulatory approvals in the second quarter of 2008 and open for business in the third quarter of 2008. If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 1,500,000 shares of common stock by the expiration date of the offering, or if we fail to receive all required approvals to open Grand River Bank, then the subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned to the subscribers promptly and no later than 10 business days after the expiration date, with interest earned thereon, if any, and without deduction for expenses.

Plan of Distribution

We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. The offering is not underwritten. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. We will, however, reimburse reasonable out-of-pocket expenses incurred by these persons in the offering. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our organizers and directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are unavailable, or if necessary to complete the sale of our shares. Any broker-dealer that we would engage would be under no obligation to purchase or sell any specific number or dollar amount of shares. In connection with these services, we would expect to pay a fee as well as a commission to the broker-dealer. If any agent, broker-dealer or underwriter is engaged to help complete the offering, we would file a post-effective amendment naming the entity and disclosing the compensation arrangements before any additional sales can occur.

None of our organizers, directors, or officers who will participate in the offering is employed by or has, or has had within the last twelve months, a direct or indirect control relationship with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past twelve months. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of these organizers in this offering on the terms described in this prospectus.

We also believe, based on these factors, that none of our organizers will be deemed to be “underwriters” for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering.

How to Subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;
•	Make a check payable to “First Tennessee Bank N.A. — Escrow Account for Grand River Bank” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed; and
•	Deliver the completed subscription agreement and check as follows:

Grand River Commerce, Inc.
4471 Wilson Ave., SW
Grandville, Michigan 49418

WHEN YOUR SUBSCRIPTION AGREEMENT IS RECEIVED BY THE ESCROW AGENT, IT WILL BECOME BINDING AND IRREVOCABLE.

If we are unable to sell at least 1,500,000 shares of common stock or fail to receive the required regulatory approvals on or before the expiration date, our escrow agent will promptly return all subscription funds to investors, without any interest earned thereon or deduction for expenses. If you have any questions about the offering or how to subscribe, please call Robert P. Bilotti at Grand River Commerce at (616) 531-1943. His email address is robertbilottioptonline.net. You should retain a copy of the completed subscription agreement for your records.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock was determined arbitrarily by our organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the organizers considered the amount of funds necessary to initially capitalize Grand River Bank based upon its proposed business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital and to sustain any losses that we incur during its initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

The exercise price of the warrants to be issued to our organizers in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to us was determined based on the price of the common stock offered by this prospectus.

USE OF PROCEEDS

We anticipate that the gross proceeds of our offering will be a minimum of $13,965,000 and a maximum of up to $22,965,000. These proceeds represent the proceeds from the minimum and adjusted maximum offering amounts, less the proceeds associated with the issuance of 103,500 shares of common stock to our organizers in lieu of repaying, from the proceeds of the offering, the $1,035,002 advanced by them to fund a portion of our pre-opening expenses. The following tables summarize the anticipated use of the proceeds by Grand River Commerce and Grand River Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

Grand River Commerce

	Minimum Offering		Maximum Offering		Adjusted Maximum Offering
Gross proceeds from offering	$13,965,000	100.0%	$18,965,000	100.0%	$22,965,000	100%
Investment in common stock of Grand River Bank	13,965,000	100.0%	17,965,000	94.7%	21,965,000	95.6%
Remaining proceeds	$0	0%	$1,000,000	5.3%	$1,000,000	4.4%

As shown, we expect to use approximately $13.965 million to capitalize Grand River Bank if we sell 1,500,000 shares and approximately $21.965 million if we sell 2,400,000 shares. However, we reserve the right to retain a greater or lesser portion of the proceeds of the offering at Grand River Commerce for general corporate purposes as long as we contribute no less than $13.965 million to the Bank to fund its initial capitalization. Any funds retained by Grand River Commerce will be used to pay expenses incurred by Grand River Commerce and may be invested in Grand River Bank if Grand River Bank’s capital needs dictate the investment.

Grand River Bank

The following table shows the anticipated use of the proceeds allocated to the Bank. These proceeds will be in the form of a capital injection from Grand River Commerce.

	Minimum Offering		Maximum Offering		Adjusted Maximum Offering
Gross proceeds from offering	$13,965,000	100.0%	$17,965,000	100.0%	$21,965,000	100%
Repayment of pre-opening extensions of credit(1)	1,420,500	10.2%	1,420,500	7.9%	1,420,500	6.5%
Loans to customers, investments and other general corporate purposes	12,544,500	89.8%	16,544,500	92.1%	20,544,500	93.5%
Remaining proceeds	$0	0%	$0	0%	0	0%

(1)	Represents organizational, pre-opening and capitalized expenses of $2,455,500 less $1,035,000 paid by cash advances from our organizers for which we will issue 103,500 shares.

Line of Credit and Organizer Advances

First Tennessee Bank N.A. has agreed to extend to us a working capital line of credit in the amount of $1.25 million. Each of our organizers has provided a limited guarantee with respect to the line of credit. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. Any draws under the line of credit will bear interest at prime rate (5.25% as of March 31, 2008), minus 50 basis points, payable quarterly, with principal due at maturity in November 2008. We intend to draw on the line of credit as needed to cover additional organizational expenses incurred prior to opening the Bank. We also anticipate a need to request an increase of at least $170,500 in the amount of the line of credit in order to fund our organizational expenses prior to the opening of the Bank. At this time, we know of no reason why an increase in the amount of the line of credit would not be approved.

We intend to repay the draws made under the line of credit from the proceeds of the offering. However, because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the draws under the line of credit unless we complete the offering and open for business. In the event that we are unable to sell at least 1,500,000 shares of common stock or fail to receive all regulatory approvals required to open, First Tennessee Bank N.A. would be entitled to pursue our organizers under the limited personal guarantees.

Our organizers have advanced a total of $1,035,002 to Grand River Commerce. We do not anticipate incurring any additional debt to our organizers. We will repay the advances from our organizers through the issuance of shares from this offering. We believe that issuing shares from this offering to repay the cash advances debt is more beneficial to Grand River Commerce than selling those shares to the public. Even though selling the shares to the public might increase the number of shareholders of Grand River Commerce and consequently increase the trading volume and liquidity in our common stock, we believe it is more beneficial to Grand River Commerce to avoid the expense associated with selling these shares to the public by issuing them directly to our organizers.

Organizational Expenses

We have incurred and will continue to incur, until we open for business, substantial organizational and other pre-opening expenses, including offering expenses. Through December 31, 2007, we have incurred approximately $1,193,960 in organizational and other pre-opening expenses, and we had incurred $1,571,381 in organizational and other pre-opening expenses as of March 31, 2008. We expect to incur approximately $2.5 million in organizational and pre-opening expenses, including offering expenses, prior to the time that we open for business. The following table sets forth the organizational and other pre-opening expenses that we expect to incur through our anticipated opening date, which is expected to be during the third quarter of 2008:

Expenses	Incurred as of March 31, 2008	Budget
Legal and professional fees	$79,265	$109,600
Consulting fees and benefits (proposed management)	538,820	737,000
Consulting fees — Other	100,444	101,000
Rent, utilities and office expense	54,233	87,500
Travel, meals & entertainment expenses	14,404	23,000
Miscellaneous expenses	10,229	43,000
Estimated organizational expenses	$797,395	$1,101,100
Offering Expenses	$710,045	$1,064,000
Capitalized expenses	63,941	290,400
Organizational, pre-opening and capitalized expenses	$1,571,381	$2,455,500

We have funded, and expect to continue to fund, our organizational and other pre-opening expenses and pre-opening capital expenditures, from direct cash advances made by our organizers and from draws under our line of credit. These advances are “at risk” funds, and the organizers bear the risk of loss in the event that we do not open. In lieu of repaying in the advances in cash from the proceeds of the offering, we will repay the cash advances by issuing to the organizer shares of our common stock from this offering having an aggregate subscription amount equal to the cash advance.

CAPITALIZATION

The following table shows our capitalization as of December 31, 2007 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,500,000 shares and a maximum of 2,000,000 shares of common stock in the offering, as well as the adjusted maximum offering of 2,400,000 shares. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see “Description of Common Stock — Warrants,” beginning on page 50 and “Management — Stock Incentive Plan,” beginning on page 44.

		As of December 31, 2007
Shareholders’ Equity	Actual	Minimum as Adjusted	Maximum as Adjusted	Adjusted Maximum as Adjusted
Common stock, $0.01 per share, 10,000,000 shares authorized; 1,500,000, 2,000,000 and 2,400,000 shares, respectively, issued and outstanding as adjusted	$0	$15,000	$20,000	$24,000
Additional paid-in capital(1)	(556,272)	13,921,000	18,916,000	22,912,000
Accumulated pre-opening deficit	(637,688)	(637,688)	(637,688)	(637,688)
Total shareholders’ equity	$(1,193,960)	$13,298,312	$18,298,312	$22,298,312
Book value per share(2)	N/A	$8.86	$9.15	$9.29

Notes to Capitalization Table

(1)	The “As Adjusted” columns reflect $1,064,000 in offering expenses.
(2)	After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.14 if we sell 1,500,000 shares, $0.85 if we sell 2,000,000 shares and $0.71 if we sell 2,400,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

DILUTION

Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our assets and dividing the difference by the number of shares of our common stock deemed to be outstanding as of that date. The difference between the offering price per share and the net tangible book value per share after completion of this offering constitutes dilution to our shareholders. At December 31, 2007, our net book value per share was $(1,193,960). Because we did not have shares outstanding at December 31, 2007, the net tangible book value per share could not be calculated. Prior to completion of this offering, we expect to incur additional offering expenses of approximately $508,000. The total offering expenses, together with our accumulated deficit as of December 31, 2007, are deducted from the offering proceeds in order to calculate pro forma as adjusted book value. The pro forma as adjusted book value per share and the dilution per share, after giving effect to the issuance of 1,500,000, 2,000,000 and 2,400,000 shares of our common stock in this offering at the offering price of $10.00 per share, are shown below.

The following table illustrates the per share dilution with respect to shares issued in this offering:

	Minimum Offering	Maximum Offering	Adjusted Maximum Offering
Offering price per share	$10.00	$10.00	$10.00
Pro forma as adjusted net book value per share after the offering	$8.86	$9.15	$9.29
Dilution per share to new investors in this offering	$1.14	$0.85	$0.71

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATIONS

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. We were incorporated to serve as a holding company for Grand River Bank. To date, our main activities have been:

•	seeking, interviewing and selecting our organizers, directors and officers;
•	preparing our business plan;
•	applying for a Michigan state bank charter;
•	applying for FDIC deposit insurance;
•	researching and selecting systems and vendors;
•	developing building plans and specifications;
•	preparing an application to become a bank holding company; and
•	raising equity capital through this offering.

As of the date of this prospectus, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and from draws under our line of credit. We intend to continue to fund additional organizational and other pre-opening expenses incurred before Grand River Bank opens for business from organizer advances and draws under the line of credit. Each of our organizers has provided a limited guarantee on amounts drawn under the line of credit. We expect to incur a total of approximately $2.5 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by First Tennessee Bank N.A. with respect to any funds advanced under the pre-opening line of credit.

We have engaged Bankmark & Financial Marketing Services to assist us during the organizational process. While Bankmark offers a broad range of organizational and offering related services, its primary area of expertise relates to its assistance in the marketing and administration of the stock offering process. Consulting services provided by Bankmark in connection with organizational activities include: (i) providing guidance and support to us in connection with the selection of technology, operations, site preparation and other matters incidental to the organization of the Bank, (ii) assisting in the preparation of a pre-opening budget and (iii) providing guidance and advice regarding the chartering process. Bankmark is also providing consulting services related to the proposed offering, including: (i) assisting us in the development and implementation of our capital raising strategy, (ii) assisting us in the preparation of a data management system to facilitate and track the offering process, (iii) providing training to directors and executive officers for the purpose of optimizing the sale of our stock, (iv) providing support in the management of capital raising events, and (v) monitoring and analyzing offering event performance.

Our agreement with Bankmark will expire 120 calendar days from the date of the final prospectus unless we agree to extend the agreement. In consideration for the consulting services provided under the Bankmark agreement, we will pay Bankmark a total of $720,000. Of this amount, we expect to allocate approximately $85,000 to the consulting services related to our organizational activities, and $635,000 to the consulting services related to our stock offering. If we extend the agreement, we will incur additional consulting fees of $35,000 per 30-day extension. Under the agreement, we are also responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part-time support staff, printing costs, event costs and graphic program development. These expenses are expected to be, in the aggregate, approximately $210,000.

We have engaged BKD, LLP to audit our financial statements. Bankmark has engaged BKD, LLP to assist us in the preparation of Grand River Bank’s Interagency Charter and Federal Deposit Insurance Application, including accumulating information and assisting management with the preparation of the application. All services provided through Bankmark were based solely on information and assumptions provided by the organizers and management team. The services provided were not considered bookkeeping services as defined under Rule 2.01 nor did BKD act in a role of management.

Following the filing of the application, BKD, LLP has assisted the Bank in providing responses to matters related to the application raised by, and requests for additional information made by, the regulatory agencies. BKD, LLP, is paid for their services by Bankmark. All services provided by BKD through Bankmark were based solely on information and assumptions provided by the organizers and the company’s management team.

We have also engaged Robert Bilotti, Dave Blossey, Elizabeth Bracken, and Mark Martis to serve as consultants to Grand River Commerce during the formation of Grand River Bank. Under the consulting agreements, we pay Messrs. Bilotti, Blossey, and Martis and Ms. Bracken $150,000, $175,000, $110,000, and $88,000 per year, respectively, under the consulting agreements. Each of the consultants is providing independent advisory and consulting services for Grand River Commerce in connection with its organizational activities and those of its proposed banking subsidiary, Grand River Bank. Upon the opening of Grand River Bank, we anticipate each of these consultants to enter into employment agreements with Grand River Bank. For more information, please see “Management — Executive Compensation,” beginning on page 41.

We anticipate that we will receive approval as a bank in organization in the second quarter of 2008 and commence banking operations in the third quarter of 2008. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the conditions to regulatory approval imposed by the OFIS and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve for prior approval to become a bank holding company. In addition, the Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software. We do not expect to receive final approval to open before the completion of the offering and a satisfactory pre-opening examination.

Plan of Operations

We intend to open for business from one location. Our main office will be located at 4471 Wilson Avenue, S.W., in Grandville, Michigan, which is located approximately four miles southwest of the Grand Rapids City limit and eight miles from downtown Grand Rapids. On July 17, 2007, we entered into a three year and three month lease, commencing on November 1, 2007, with three options to renew for three years each with Southtown Center, LLC. The rent under the terms of the lease is $0 per month from November through December 2007, $2,250 per month from January through February 2008, and $4,100 per month thereafter, subject to a 2% cumulative upward adjustment in each subsequent year. We are also conducting our pre-opening operations from this location.

At this time, we do not intend to own any properties from which we will conduct banking operations. Grand River Bank expects to use approximately $290,400 of the proceeds of the offering to purchase furniture, fixtures and equipment and make leasehold improvements. Management believes that these facilities will be adequate to meet the Bank’s initial needs. Grand River Bank expects to hire up to 17 full-time equivalent employees to staff its banking offices within its first three years of operations. We do not expect that Grand River Commerce will have any employees who are not also employees of the Bank. Organizational activities are also being conducted from the location of our proposed main office.

Grand River Bank will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable the Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the FDIC. See “Supervision and Regulation” beginning on page 52. Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the next three years or over the next 12-month period.

We have not fully developed the products and services that the Bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding its products and services, please see “Proposed Business — Business Strategy” on page 30. For more information regarding our use of offering proceeds, please see “Use of Proceeds” beginning on page 20.

Financial Results

Through December 31, 2007, our net loss was $637,688. We expect to incur pre-opening expenses of approximately $2.5 million, through the anticipated opening date of Grand River Bank, which is expected to occur during the third quarter of 2008, attributable to the organizational expenses described in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21. The $2.5 million in estimated total expenses includes offering expenses in the amount of approximately $1,064,000. These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, marketing expenses related to the offering and other expenses directly attributable to the stock offering. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if we raise at least the minimum subscription amount and open the Bank, or will be expensed in the event that we do not. The following table sets forth the expenses that we expect to incur in connection with the offering.

Bankmark Fees	$600,000
Project Support and Staff	52,000
Graphics/Printing	73,500
Marketing/Promotions/Food/Facilities	98,000
Speaker Fees	13,500
Special Events Mailing/Promo	8,000
SEC Registration Fees	35,000
Legal Fees	184,000
$1,064,000

Other Accounting Matters

In December 2004, the Financial Accounting Standard Board (FASB) published SFAS Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123 — Revised). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The impact of FAS 123(R) on us will depend upon various factors, among them being our future compensation strategy and whether we elect to accelerate the expensing of our stock options. SFAS 123 — Revised was effective beginning fiscal year 2006.

Interest Rate Sensitivity and Liquidity

Since we have been in the organizational stage, we have no results of operations to present at this time. When Grand River Bank begins operations, net interest income, the Bank’s expected primary source of earnings, will fluctuate with significant interest rate movements. Our profitability will depend substantially on the Bank’s net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease its net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While management intends to take measures to minimize the effect that changes in interest rates will have on the Bank’s net interest income and profitability, these measures may not be effective. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or “gap,” is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. The Bank will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize its overall interest rate risk. Grand River Bank will regularly evaluate the balance sheet’s asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.

To effectively manage the balance sheet’s liability mix, management plans to focus on expanding the Bank’s deposit base and converting assets to cash as necessary. As the Bank continues to grow, management will continuously structure the Bank’s rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The Bank’s investment/asset and liability committee will meet regularly to develop a strategy for the upcoming period.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Grand River Bank can obtain these funds by converting assets to cash or by attracting new deposits. The Bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.

To date, our primary source of liquidity to meet current obligations has been direct cash advances from our organizers. As of December 31, 2007, we had cash on hand of approximately $27,745. We also have entered into a $1.25 million line of credit agreement with First Tennessee Bank N.A. to enable us to fund additional organizational and other pre-opening expenses incurred before the Bank opens for business. We expect that additional amounts will be required to complete the organizational process and expect to request an increase to our line of credit to cover any remaining expenses.

Although we have not received a binding commitment with respect to the increase to our line of credit, our organizers believe that the increase will be obtained on acceptable terms. In the event that we obtain the increase as expected, we believe that our liquidity sources will be adequate to meet the obligations that we would expect to incur prior to the time that the Bank opens for business. If we are unable to secure additional credit on terms acceptable to us, we may be unable to fund the obligations through the end of the organizational process, in which case we may be unable to complete the organizational process and your subscription funds would be returned to you.

Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

PROPOSED BUSINESS

Background

Grand River Commerce.  We incorporated Grand River Commerce, Inc. as a Michigan corporation on August 15, 2006 to serve as a bank holding company for Grand River Bank. We expect to utilize at least $13.965 million to capitalize Grand River Bank if we sell 1,500,000 shares at least $17.965 million to capitalize the Bank if we sell 2,000,000 shares and at least $21.965 million if we sell 2,400,000 shares. Initially, we will have no material business operations other than owning and managing the Bank. We currently operate from our office in Grandville, Michigan.

As part of our organizational activities, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See “Supervision and Regulation — Grand River Commerce,” beginning on page 53.

Grand River Bank.  On September 28, 2007, we filed an application with the OFIS to organize as a Michigan state bank and with the FDIC for federal deposit insurance. Each of these applications is pending. In order to receive final approval of our applications and a license to begin business, we will be required to satisfy the conditions to the approval, which will likely include: (1) raising capital of at least $15 million, and (2) implementing appropriate banking policies and procedures. We anticipate that we will receive approval as a bank in organization in the second quarter of 2008 and commence banking operations in the third quarter of 2008.

Market Opportunities

Primary service areas.  Grand River Bank’s primary service area will be Kent and Ottawa Counties generally, and specifically the city of Grand Rapids. The Bank’s main office will be located at 4471 Wilson Avenue, SW, in Grandville, Michigan, a town located approximately five miles southwest of Grand Rapids. From its main office location, the Bank will have a focus on commercial banking products and services in the Grand Rapids area. We believe that Grand River Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service areas. Compared with other economically less fortunate areas of the country, Kent and Ottawa Counties have stable economies. Grand Rapids (along with Ann Arbor) was one of two cities in Michigan to add population during the 1990’s. More recently, Kent and Ottawa Counties’ populations grew an aggregate of 1.0% and 3.8%, respectively, from 2004 to 2007. The population of Michigan as a whole grew an aggregate of less than one percent during that time period, and the population of the United States grew 2.5% during that time period. The Bank’s specific target market stands out from what is occurring within much of the rest of the state of Michigan. In particular, the investments in our economy seek to turn Grand Rapids into what the NY Times described in a July 11, 2007 article as a “Health Mecca.” This situation continues to create opportunities for new businesses, including financial service providers such as the Bank, who wish to serve this expanding market. We believe that communities in Kent and Ottawa Counties will enthusiastically welcome and support a new locally-owned and operated commercial bank.

Local economy.  We believe that the Bank’s proposed banking market represents a unique market with a diversified and stable customer base. We also believe that the primary service area presents an environment that will support the Bank’s formation and growth. As a community bank, Grand River Bank will be designed to serve the needs of the residents, small- to medium-sized businesses and professionals within this thriving economy.

Our proposed banking market consists of the Grand Rapids area, located in Kent County near the eastern shore of Lake Michigan. Grand Rapids is the second largest city in Michigan (following Detroit) and the principal city in the seven county region of West Michigan. Situated on the banks of the Grand River, Grand Rapids had historically been a center for furniture and automobile manufacturing, but now is home to a burgeoning health sciences industry. It is amid this hub of thriving medical and research facilities that we intend to locate our main office.

The Grand Rapids market is undergoing positive economic change and is capitalizing on the opportunities associated with such change. The median income in the Grand Rapids area has increased steadily in recent years. Kent County has a stable population, a vibrant and diversified economy and is one of the most affluent counties in the country. Because of the diversification in the economy, as well as the growth of the health sciences sector in Grand Rapids, we believe that the Bank’s proposed banking market is less likely to be impacted by industry-specific economic conditions than the adjoining markets. In particular, a new medical school, a children’s hospital, a five level addition to the biomedical research center, a cancer treatment center and two medical treatment and related office buildings have recently been or are under construction to add approximately 1.2 million square feet of space by 2010. These projects also join the $57 million Center for Health Sciences built by Grand Valley State University in 2003. A $137 million cardiac care center was opened in 2004, and the Van Andel Institute, a prominent biomedical research organization, is adding a $178 million five-level addition to the research building it opened in 2000, which is expected to open in December 2009. Collectively, this concentration of investment has been dubbed “Health Hill” or locally “Pill Hill.” We expect these investments to result in new employment opportunities within the “Health Hill” medical community as well as in related business and industries.

According to data compiled by The Right Place, Inc., personal and family income figures in the Bank’s proposed primary service areas have grown steadily over the past five years. In 2007, median household income in the West Michigan Combined Statistical Area, which includes Grand Rapids and the surrounding areas, was $51,524 as compared with $45,715 for 2000, which represents an increase of more than 12.7%. The median household income for Michigan grew 8.9% to $62,544 during the same time period, and the median household income for the nation grew 17% to $60,339 during that time period. Grand Rapids has added a $77 million sports and entertainment arena in 1996, the downtown DeVos Campus for Grand Rapids State University in 2000, the $220 million DeVos convention center in 2003, and the $55 million art museum that opened in 2007. The organizers believe that the development of the Grand Rapids area will lead residents to move to the Grand Rapids area and that these new residents will be more educated and more diversified in business and professional skills. As they move to Kent County, the organizers believe they will bring with them increased earning capacities and unique banking needs. With plans for and current development, predictions of economic growth, and the roll-over of families in existing homes, we believe there is a great opportunity for a new commercial bank to attract customers by providing specialized service for their unique banking needs.

Competition.  The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. Grand River Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the Bank.

According to information disclosed on the FDIC’s website (www.fdic.gov), as of June 30, 2007, financial institutions in Grand Rapid’s Metropolitan Statistical Area, where the main office will be located, held approximately $12.0 billion in total deposits. Most of the deposits held in financial institutions in our primary banking market are attributable to branch offices of out-of-area or out-of-state banks. We believe that banks headquartered outside of our primary service areas often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe that Grand River Bank will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that the Bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

Deposit growth.  Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 2001 and June of 2006 deposits grew at a compound annual rate of approximately 4.98% in Grand Rapid’s Metropolitan Statistical Area. While we cannot be certain, we expect this trend to continue as the population and income figures in the service areas grow.

Business Strategy

Management philosophy.  Grand River Bank will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Its primary focus will be on local businesses, professionals and individuals to whom quality banking service is a critical, but lacking element in their current banking relationships. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors. To this end, the Bank will endeavor to hire the qualified and experienced people who share the Bank’s commitment to customer service. We believe that this is an opportunity for a locally-owned and locally-managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. We are the first new bank to be chartered in Grand Rapids since 1999. We expect that some people will welcome the opportunity to do business with a bank in which they or some of their neighbors own stock. Accordingly, the Bank will implement the following operating and growth strategies.

Operating strategy.  In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop the Bank’s image as a local bank with a community focus, Grand River Bank will employ the following operating strategies:

•	Experienced senior management. The Bank’s proposed senior management team possesses extensive experience in banking industry, as well as substantial business and banking contacts in our primary service areas. For example, the proposed Chief Executive Officer, David H. Blossey, has over 25 years of banking experience. Both Elizabeth C. Bracken, our proposed Chief Financial Officer and Senior Vice President of Operations, and Mark Martis, our proposed Chief Lending Officer and Senior Vice President, have over 20 years of banking experience.
•	Quality employees. Grand River Bank will strive to hire highly trained and seasoned staff to answer questions about all of the Bank’s products and services so that the first employee the customer encounters can resolve any questions the customer may have. Bank staff will be trained to understand the importance of customer service and be provided with tools and information to assist customers as quickly and efficiently as possible.
•	Community-oriented board of directors. A majority of the Bank’s proposed directors are either experienced bankers or local business and community leaders. Many of its directors are residents of our primary service areas, and most have significant business ties to the Bank’s primary service areas, enabling them to be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Grand River Bank.
•	Organizers Advisory Board. We expect to tap knowledge and relationships of the organizers who will not continue on as directors. These individuals as well as other local and civic leaders will serve as our advisory board.
•	Individual customer focus. Grand River Bank will focus on providing individual service and attention to our target customers, which include local businesses, professionals and individuals. As the employees, officers and directors become familiar with the Bank’s customers on an individual basis, the Bank will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer. The Bank’s products and services will be delivered personally though a full-service office and supported by effective technical and non-technical service delivery systems. Clients will enjoy the convenience of on-site visits by the Bank’s business relationship managers and business consultation services.

Growth strategies.  Because we believe that the growth and expansion of the Bank’s operations will be significant factors in our success, Grand River Bank plans to implement the following growth strategies:

•	Capitalize on community orientation. The Bank plans to capitalize on its position as an independent, locally-owned community bank to attract individuals, professionals and local business customers that may be underserved by larger banking institutions in our market area. Also, the Bank’s organizers and directors were selected specifically for their involvement in the community and their ability to attract customers to the Bank.
•	Emphasize local decision-making. The Bank will emphasize local decision-making by experienced bankers. This will help the Bank attract local businesses and service-minded customers.
•	Attract experienced lending officers. The Bank will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, the Bank will be able to grow much more rapidly than it would if it hired inexperienced lending officers.
•	Strategic Locations. The Organizers believe that there is a strong need for additional banks in the local market due to market consolidation and the anticipated growth of the community. The Bank will operate from its main facility, which is strategically located.
•	Health sciences focus. Given the tremendous growth in health sciences and medical services in the Bank’s market area, the Bank intends to focus some of its products and services on meeting the needs of this rapidly growing industry.
•	Offer fee-generating products and services. The Bank’s range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract its target customers and increase its market share. Grand River Bank will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

Lending Services

Lending policy.  The Bank will offer a full range of lending products, including commercial loans to small- to medium-sized businesses, professionals, and consumer loans to individuals. The Bank understands that it will be competing for these loans with competitors who are well established in its primary market area and have greater resources and lending limits. As a result, Grand River Bank may initially have to offer more flexible pricing and terms to attract borrowers. We feel a quick response to credit requests will provide the Bank a competitive advantage.

The Bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or the Bank’s loan committee will determine whether to approve the loan request. The Bank will not make any loans to any of its directors or executive officers unless the board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

Lending limits.  The Bank’s lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the Bank. In general, however, the Bank will be able to loan any one borrower a maximum amount equal to either:

•	15% of the Bank’s capital and surplus; or
•	upon a 2/3 vote of the Bank’s board of directors, 25% of its capital and surplus.

These legal limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit risks.  The principal economic risk associated with each category of loans that the Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees. The well-established financial institutions in our primary service areas are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of the Bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real estate loans.  Grand River Bank will make commercial real estate loans, construction and development loans and residential real estate loans. The following is a description of each of the major categories of real estate loans that the Bank expects to make and the anticipated risks associated with each class of loan.

•	Commercial real estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding five years. Grand River Bank will generally charge an origination fee for its services. The Bank generally will require personal guarantees from the principal owners of the property supported by a review by Bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. The Bank will limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.
•	Construction and development loans. Grand River Bank will consider making owner-occupied construction loans with a pre-approved take-out loan. The Bank will also consider construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.
•	Residential real estate. The Bank’s residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. The Bank expects that any long-term fixed rate mortgages will be underwritten for resale to the secondary market. It will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with our appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. The Bank expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial loans.  Grand River Bank expects that loans for commercial purposes in various lines of businesses will be one of the components of the Bank’s loan portfolio. The target commercial loan market will be retail establishments and small- to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower’s ability to service the loan from income. The Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer loans.  Grand River Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years. Repayment of consumer loans depends upon the borrower’s financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks and finance companies in the Bank’s market.

Composition of portfolio.  The following table sets forth management’s estimate of the percentage composition of the Bank’s loan portfolio during its first three years of business.

Percentage
Commercial real estate	32%
Home equity	5%
Commercial	31%
Residential real estate	19%
Construction	8%
Consumer	5%
Total	100%

Investments

In addition to loans, Grand River Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The asset-liability management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank’s policy as set by its board of directors.

Asset and Liability Management

The asset-liability management committee will oversee the Bank’s assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that the Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

Grand River Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, NOW accounts, a variety of certificates of deposit and individual retirement accounts. The Bank intends initially to leverage our initial shareholder base, which is expected to be comprised primarily of residents of the Bank’s primary service areas, into a source of core deposits. In addition, the Bank will implement an aggressive marketing program in its primary service areas and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank’s primary service areas. Grand River Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other Banking Services

Other anticipated banking services include cashier’s checks, travelers’ checks, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, Internet banking, remote deposit capture, automated teller machine cards and debit cards. The Bank plans to become associated with one or more nationwide networks of automated teller machines that its customers will be able to use throughout Michigan and other regions. The Bank may offer credit card and merchant card services through a correspondent as an agent for the Bank. The Bank does not plan to exercise trust powers and may do so in the future only with prior regulatory approval.

Employees

The Bank’s success will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense. We expect that Grand River Bank will begin operations with 10 full-time equivalent employees, which it anticipates will expand to 17 employees within the first three years of operations. We do not expect that Grand River Commerce will have any employees who are not also employees of the Bank.

MANAGEMENT

General

Our bylaws provide that the board of directors shall consist of not less than one director, the exact number to be determined from time to time by the board. At incorporation, Robert P. Bilotti served as the sole director of Grand River Commerce. Since that time, the board has been increased to nine persons. The current slate of directors will hold office until the first annual meeting of our shareholders and until their respective successors are chosen and qualify. Thereafter, directors will be elected each year at our annual meeting. Our executive officers are elected by our board of directors and hold office at the board’s discretion.

The proposed bylaws of Grand River Bank provide that the board of directors shall consist of not less than five nor more than twenty-five persons, the exact number to be determined from time to time by the board. The Bank’s initial articles of incorporation provide for a board of directors composed of nine persons. Each of the directors of Grand River Commerce is also a proposed director of the Bank. Upon the approval of the OFIS, each of its proposed directors will serve until the first annual meeting of the shareholders of the Bank and until their respective successors are chosen and qualify. Thereafter, directors will be elected by Grand River Commerce, as sole shareholder of the Bank. The executive officers of Grand River Bank are elected by the board of directors of the Bank and hold office at the board’s discretion.

Background of Organizers, Directors and Executive Officers

The following is a biographical summary of each of the organizers, directors and executive officers of Grand River Commerce and Grand River Bank:

Robert P. Bilotti.  Mr. Bilotti is an organizer and the proposed Chief Executive Officer and President of the Company and Chairman of the Bank. He has spent the greater part of his career in the hotel industry, although he is also a recognized attorney who has practiced commercial real estate, banking and tax law. From 2004, he served as Senior Vice President of Sales and Development for Cendant Corporation, Inc., a global hotel franchise company and Fortune 100 company, to 2006 when he joined Grand River Commerce. From 1995 to 2004, he worked as Vice President of Franchise and Sales Development and the Director of Franchise Sales in the Midwest region for US Franchise Systems, Inc. He is the recipient of numerous prestigious awards and accolades for sales. Prior to 1995, he worked as an attorney practicing primarily commercial real estate and banking law. He is a graduate of Le Moyne College with a Bachelors of science degree in finance, and he earned his law degree at Albany Law School.

Richard J. Blauw, Jr.  Mr. Blauw is an organizer and proposed director of the Company and Bank. He is the Chief Financial Officer of and a partner in a number of large farm and grain operations throughout the Midwest. A CPA, Mr. Blauw has worked for a food processing company and a computer chip processing company as a Controller and has had responsibilities with public company SEC reporting. He is an active member of United Reformed Church of Eastmanville, Michigan and currently serves on the board of Westminster Theological Seminary, California. A Chicago native, Mr. Blauw is a graduate of Trinity Christian College.

David Blossey.  Mr. Blossey is the proposed President and Chief Executive Officer of the Bank and director of the Company and Bank. He has over 25 years of experience in the banking industry. Most recently, he has worked as an independent consultant advising de novo banks in Michigan. He worked as the President of Chemical Bank in Bay City, Michigan primarily business development role. In 2005, he successfully helped open Huron Valley State Bank, a de novo bank in Milford, Michigan as its President/CEO. He served as Senior Vice President and Senior Commercial Loan Officer at Chemical Bank & Trust Co. from 1999 to 2003. From 1995 to 1998, he served as Chief Operations Officer at Huron Community Bank. He has worked in several other Michigan banks throughout his career, including Republic Bank, First of America Bank — Alpena and Trustcorp Bank. He is a graduate of Michigan State University and received his MBA with an emphasis in Information Systems and Analysis from Central Michigan University.

Cheryl M. Blouw.  Ms. Blouw is an organizer and proposed director of the Company and Bank. She began her career in 1964 with Michigan National Bank. In 1980, she began working for Ottawa Savings Bank, where she became senior vice president of retail banking and served on the executive management team. After Ottawa Savings Bank was acquired by Fifth Third Bank, Ms. Blouw served in the role of Vice

President-Retail Banking Officer, Northern Indiana Affiliate. Ms. Blouw is currently retired. In the community, she serves as Deacon and Treasurer for her church, Ridgewood Christian Reformed Church. She also actively participates in her local school district and serves as the Administrative Assistant of the West Michigan Chapter of the Air & Waste Management Association.

Elizabeth C. Bracken.  Ms. Bracken is the proposed Chief Financial Officer of the Company and the Bank and Vice President of Operations of the Bank. From 1997 to 2007, she was the Chief Financial Officer and Vice President of Select Bank in Grand Rapids. From 1987 to 1997, she performed in the roles of bank accountant, credit analyst, budgeting and special projects coordinator for First Michigan Bank Corporation in Holland, Michigan. She is active in her community and helped found a non-profit organization called Elves & More that delivers bicycles to underprivileged children in West Michigan. She earned her Bachelor of Arts from Grand Valley State University.

James P. Bush.  Mr. Bush is an organizer of the Bank. He is the president of Weather Shield Systems, a commercial roofing company, which he also founded in 1980. He is an active member of his community. In his church, he serves on numerous committees and as the Chair of Deacons. He and his wife currently teach an interdenominational bible study with approximately 200 young adult students. He is also the Treasurer of the Board of Trustees for the Grand Rapids Christian School Association and the Chairman of the Operations and Finance Committee. In addition, he currently serves on the construction committee for a $15 million renovation project. Mr. Bush is a graduate of Calvin College.

William A. Condon.  Mr. Condon is an organizer of the Bank. He has been an insurance agent with State Farm insurance for over 28 years. Mr. Condon started the agency and today has more than 10,000 policy holders. Mr. Condon has received the Crystal of Excellence Award on several occasions, which is an award given to less than 1% of State Farm Agents each year. He is also an active real estate investor. Mr. Condon earned a Bachelor’s degree in business from Ferris State University in 1977.

Frederick T. Croft.  Mr. Croft is an organizer of the Bank. Since 2005, he has been the CEO of Enterprise Funding Group, LLC. Enterprise is a finance company specializing in capital leases of equipment for small businesses and is located in Grand Rapids. Prior to joining Enterprise, Mr. Croft served as Chief Operating Officer of Ibex Healthdata Systems, Inc., a medical software firm. Mr. Croft has over 30 years of experience in the financial and venture capital industries. Mr. Croft earned his Bachelor of Arts degree from Amherst College in 1971 and his Masters of Business Administration from Tulane University in 1975.

David Devisser.  Dr. Devisser is an organizer of the Bank. He spent his career as a physician focusing on family medicine. Recently retired from clinical medicine, he is moving into a teaching and advising role at Hope College. A native of Holland, Michigan, he is active in his community, primarily through his interaction with pre-med students at Hope College and through his work with the community health center in Zeeland, Michigan. He is also active in his church, Faith Reformed Church in Zeeland, and has taken his students on short-term medical missions around the world. Dr. Devisser is a graduate of Hope College.

Jeffrey Elders.  Mr. Elders is an organizer, proposed director of the Company and Bank and Treasurer of the Company. He has been a Certified Public Accountant since 1992. He became a partner in 1996 with Buchholz and Elders. He currently is a partner in VanderLugt Mulder DeVries & Elders, which he joined in 2003. In addition to being partner in several real estate ventures, Mr. Elders also has been active in the community, serving in such positions as Treasurer of the Grandville Chamber of Commerce, Vice President of the Jenison Christian Schools Education Foundation and Treasurer of the Jenison Christian School Board. Mr. Elders graduated from Calvin College with a Bachelor degree of Science in Accountancy.

Lawrence B. Fitch.  Mr. Fitch is a proposed director of the Company and Bank. He has had over 25 years of experience in the banking industry. From 1997 to his retirement in 2005, he served as the President and Chief Executive Officer of State Bank of Caledonia, which was acquired by Chemical Financial Corporation in 2004. From 1987 to 1997, he was the President and Chief Executive Officer of Arcadia Bank, which was subsequently purchased by FMB and later Huntington Bank, in Kalamazoo, Michigan. Mr. Fitch served in various positions at Comerica Bank in Detroit, Michigan from 1969 through 1987, including managing trust operations. He is a graduate of the University of Michigan with a Bachelors degree in Business Administration.

Donald R. Fritz.  Mr. Fritz is an organizer of the Bank. He is currently retired after a 40-year career in the concrete business. Mr. Fritz also spent three years in the Army, stationed at Selfridge Air Force Base and Fort Richardson in Anchorage, Alaska. He and his wife are very involved in their church, St. Mary’s Catholic Church. Don has been a resident of Marne, Michigan for most of his life.

Randall L. Hartgerink.  Mr. Hartgerink is an organizer of the Bank. He has been an insurance agent for the past 28 years. Prior to that, he was a teacher and administrator in the Grandville Public School System. Mr. Hartgerink is dedicated to community involvement in many facets, including serving as President of the Grandville Education Foundation and as both elder and Deacon at the First Reformed Church in Grandville. He is a Western Michigan University graduate majoring in Educational Leadership.

Todd D. Hartgerink.  Dr. Hartgerink is an organizer of the Bank. He joined Certified Emergency Medicine Specialists in 1999 and became a partner in 2001. Certified Emergency Medical Specialists focuses on providing emergency department services at Metro Health Hospital. Dr. Hartgerink is a physician specializing in emergency medicine. After graduating from Calvin College, Dr. Hartgerink completed medical school at Michigan State Universities College of Osteopathic Medicine. He trained to become a Emergency Physician at Metro Health Hospital before leaving to pursue his new business. Dr. Hartgerink was raised in the Western Michigan and has lived here most of his life. In addition, he actively participates in his church.

Philip Hartgerink.  Dr. Hartgerink is an organizer of the Bank. He co-founded a group of radiologists who provide diagnostic radiology services to two community hospitals outside of Grand Rapids: Allegan General Hospital in Allegan, Michigan and Pennock Hospital in Hastings, Michigan. He is the President of his group and the Medical Director for the Department of Radiology and a member of the Medical Executive Committee at Allegan General Hospital. Dr. Hartgerink has served on the Planning Committee of Douglas, the town in which he lives with his family. He is an active member of his church and supports various local projects, including Saugatuck Center for the Arts, Mason Street Warehouse, The Oxbow School of Art and Christian Neighbors. Dr. Hartgerink received a Bachelor of Science in Chemistry and medical degree from the University of Michigan at Ann Arbor.

Preston J. Hopkins, Jr.  Mr. Hopkins is an organizer of the Bank. He is the former co-owner of De Winter’s, Inc., a nursery at which he worked from the age of eleven. Mr. Hopkins is very active in the community, having actively served in many different capacities at Trinity Christian Reformed Church. Mr. Hopkins also served on the Unity Christian School Board and the Unity Foundation Board. Mr. Hopkins attended Unity Christian High School and Calvin College.

David K. Hovingh.  Mr. Hovingh is an organizer of the Bank. He founded Hovingh Concrete Inc. in 1990 where he currently employs twelve people. He also is a co-owner of Kent County cattle farms which span a combined 220 acres and raise registered Texas Longhorn cattle. Mr. Hovingh is originally from the Hudsonville/Allendale area. In addition to operating his business and cattle farms, Mr. Hovingh also supports local school athletic boosters and stays active in his local church.

Dr. Paul J. Huizinga.  Dr. Huizinga is an organizer of the Bank. He is an oral surgeon practicing in Grandville since 2002. Dr. Huizinga is an active businessman and is active in a vehicle and equipment leasing business and in real estate development. He is also a member of the Board of Directors of a medical engineering firm. Dr. Huizinga earned a B.S. from Calvin College, a D.D.S. from the University of Michigan and an M.D. from the University of Louisville.

Mark Martis.  Mr. Martis is the proposed Chief Lending Officer and Senior Vice President of the Bank. Prior to joining Grand River Commerce, Mr. Martis served as a commercial lender at Fifth Third Bank. Mr. Martis began his tenure at Fifth Third Bank in August 2002 and during that time was promoted from Commercial Relationship Manager to Business Banking Area Manager. His lending focus was on businesses with revenues of $1 million to $10 million per year and aggregate borrowing needs of $500,000 to $3 million. Mr. Martis is currently active in Rotary Club and has been involved in Junior Achievement and the Holland Chamber of Commerce. He earned a B.S. degree in marketing and sales from Ferris State College in 1986.

Jodi Medina.  Ms. Medina is an organizer of the Bank. She is the founder of MODI Interiors, an interior decorating business, which has enjoyed success working with over 50 projects for both residential and commercial clients since its inception four years ago. Prior to forming MODI, Ms. Medina served in sales for

Synapse Technology from 2002 to 2004. Ms. Medina began her career at Old Kent Financial Corporation in working in corporate marketing. She focused on mining data to understand customers and their banking needs better. After three years, she moved to Boston to join Harte-Hanks in their database marketing group working with financial services clients, including Bank of America, Wachovia, National City and Old Kent. Ms. Medina was born and raised in Grand Rapids, Michigan.

Michael G. Nauta.  Mr. Nauta is an organizer of the Bank. For the past 22 years, he has owned and operated a small accounting firm in Grand Rapids, where he has lived his entire life. He is also partner in several real estate ventures and co-owns several other businesses. Prior to starting his business, he worked as a corporate controller for a construction company for 10 years. Mr. Nauta is committed to participation in Reformed Church in Grandville where he has served on various committees as well as in the roles of Consistory, Treasurer, and Chairman of Deacon.

Roger L. Roode.  Mr. Roode is an organizer and proposed director of the Company and Bank. He has spent 40 years in the banking, management of consumer finance, loan origination, loan servicing, consumer loan securitization and insurance industries. He currently serves as Chairman and CEO of ABFS Insurance Agency, a wholesaler of specialty insurance products. Mr. Roode has been employed by ABFS since 1985. He previously had served as the Chairman and CEO of other three insurance agencies, including American Bankers Financial Services, Grand General Insurance Agency and Caravaner Insurance. In his community, he has served as the Secretary on his church board and as President of the Unity Christian High School Board. He has also served on the boards of American Reliable Insurance Company and Manufactured Housing Institute Financial Services Division, as well as having been a member of the Grand Rapids Economics Club. He is a graduate of Calvin College.

Timothy J. Steenland.  Mr. Steenland is an organizer of the Bank. He has owned his own insurance business since 1969. He took over his father’s insurance agency and now concentrates on commercial lines, personal lines, life and health insurance. Active in his community, Mr. Steenland served on the YMCA board of directors for several years as well as the boards of other non-profit organizations including his church and the Boy Scouts of America.

Jerry A. Sytsma.  Mr. Sytsma is an organizer, proposed director of the Company and Bank, and proposed Vice President and Surety of the Company. He is a Senior Manager with Caterpillar’s lift truck division and is responsible for sales to its dealer network in North and South America. Mr. Sytsma has been employed by Caterpillar since 1994. In addition, Mr. Sytsma has a variety of local real-estate investments in residential and commercial properties. Mr. Sytsma is an active volunteer in community organizations, church and business associations in his community in Ada, Michigan.

Doug H. VanNoord.  Mr. VanNoord is an organizer of the Bank. He is the president of Grand Rapids Building Repair, Inc., which he founded in 1997. In 2005, he also formed and owns Custom Trenching, Inc. for which he also serves as president. From 1991 to 1996, he worked as a project manager for Dejager Construction, Inc. Mr. VanNoord is a graduate of Grand Valley State University.

James A. Veldink.  Mr. Veldink is an organizer of the Bank. He has been a residential and commercial contractor and builder since 1987. In addition, he is a co-owner of Pine Tree Development, Inc., specializing in residential land development, and Pine Tree Leasing, LLC, specializing in residential rental properties. Mr. Veldink is an active participant in LOVE I.N.C., a community outreach program. He has participated in service projects in Dulac, Louisiana; Zuni, New Mexico; Chicago, Illinois; and Grand Rapids, Michigan. He is the former Chairman of the Deacons at First Jenison Christian Reformed Church.

Kimble L. Wagner.  Mr. Wagner is an organizer of the Bank. He has been the owner and President of Wagner Builders, Inc., specializing in the construction of medium to upscale homes in Western Michigan, for the past 25 years. He is a member of the Greater Grand Rapids Home Builders Association and has participated in the Parade of Homes tour for over 20 years.

Board Committees

The boards of directors of Grand River Commerce and Grand River Bank have established audit and executive committees comprised of members of the respective boards of directors. The members of these committees will be the same for Grand River Bank as they are for Grand River Commerce. The Bank has also established a loan and credit policy committee, an asset/liability management committee, a technology committee, and a personnel and compensation committee. These committees are described below:

Audit and compliance committee.  The audit and compliance committee will monitor management, financial statements, internal and external audit reports, and staff compliance with board policies, laws and regulations. Because the committee will evaluate financial statements, audits, and compliance, its membership will be composed solely of outside directors. To assist it in executing its functions, the committee will have access to its own outside counsel.

The audit committee will supervise the audit function directly to verify that auditors, internal and external, are independent of management and are objective in their findings. The committee will contract for outside audit services and/or will hire senior audit personnel, set compensation, review audit plans, and evaluate performance. The committee may meet with the outside auditors as necessary to review reports and discuss findings and will monitor management’s efforts to correct deficiencies described in an audit or a regulatory examination.

The audit committee will be a vehicle for communicating risk management concerns to the full board of directors. The audit committee will seek to ensure that risk management evaluation functions are independent, because the objective is to evaluate management’s ability to manage risk within the policies established by the board of directors. The audit committee will also be responsible for overseeing internal loan review and examination.

The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of the audit committee. Each of these mandates is discussed below:

•	Audit Committee Member Independence. Each member of an audit committee of a company listed on a national securities exchange must be a director and must be otherwise independent.
•	Responsibilities Relating to Registered Public Accounting Firms. The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.
•	Procedures for Handling Complaints. The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.
•	Authority to Engage Advisors. The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.
•	Funding. We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

•	Whether we have at least one “Audit Committee Financial Expert” serving on our audit committee and the name of that expert;
•	Whether the audit committee financial expert is “Independent”; and
•	If we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

It is expected that the initial members of the audit and compliance committee will be Jeffrey A. Elders, Richard J. Blauw, Jr. and Lawrence Fitch. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit and compliance committee are executive officers or 10% shareholders. We expect that Mr. Elders will chair the committee and will also serve as the “audit committee financial expert.” Mr. Elders satisfies the standards for independence established by the NASDAQ Stock Market, Inc.

Executive committee.  The executive committee will meet as needed and, with certain exceptions, will generally have the same powers as the board of directors in the management of our business affairs between board meetings. The board of directors will, from time to time, charge the executive committee with specific responsibilities and tasks as it deems appropriate. The committee is not intended to act in place of the full board, but rather in a support role, and the executive committee will not have the authority to exercise all of the board’s powers; for example, the full board of directors generally reserves the right to execute extraordinary contracts such as mergers and acquisitions. The committee will make recommendations to the board of directors regarding matters important to our overall management and strategic operation. The initial members of the executive committee are expected to be Robert P. Bilotti, David K. Hovingh, Jeffrey A. Elders, Jerry A. Sytsma and David H. Blossey.

Loan and credit policy committee.  The loan and credit policy committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

•	establishing the loan approval system;
•	approving all loans in excess of a predetermined amount;
•	reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;
•	engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;
•	reviewing and responding to all credit issues identified by way of regulatory examinations and outsourced credit review consultants;
•	establishing measurements for adequacy of the loan loss reserve; and
•	reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

The initial members of the loan and credit policy committee will be determined prior to the opening of the Bank.

Asset/liability management committee.  The principal responsibilities of this committee include:

•	overseeing the Bank’s actions relating to interest rate risk and liquidity risks;
•	reviewing management strategies for investment securities activities, deposit programs and lending initiatives;
•	evaluating the Bank’s liquidity position and considering the impact of anticipated changes in that position; and
•	approving trading strategies and reviewing positions in securities.

The asset/liability management committee will also be responsible for the Bank’s overall investment strategy and asset/liability and investment policy. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions. It is expected that the initial members of the asset/liability management committee will be determined prior to the opening of the Bank.

Technology committee.  The technology committee will initially assist management in selecting technology providers, including the core processor, item processor, internal network provider, telecommunications, security, and any peripheral equipment, such as optical retrieving systems. It will conduct general due diligence to determine which technology providers are appropriate for the delivery of the Bank’s products and services. The technology committee will also be a vehicle for communicating risk management concerns to the full board of directors and will conduct an annual audit to determine the adequacy of services and opportunities to refine and/or enhance the Bank’s systems. It is expected that the initial members of the technology committee will be Elizabeth Bracken, David Blossey, Jerry A. Sytsma, Richard J. Blauw, Jr. and Cheryl M. Blouw.

Personnel and compensation committee.  The personnel and compensation committee will recommend to the board of directors the salaries of executive personnel and directors and the policies, terms and conditions of employment of all employees of the Bank. The committee will also assist senior management in identifying candidates for available positions and will coordinate efforts with legal counsel to create employee compensation plans, including the granting of stock options. When the Bank opens, the committee will be responsible for performance evaluations of senior management and for creating senior management compensation plans. The committee will also review and recommend employee benefit plans, as proposed by management, to the board of directors. It is expected that the initial members of the committee will be Robert P. Bilotti, Jeffrey A. Elders and Roger L. Roode.

Organizers Advisory Committee.  Grand River Bank also intends to establish an advisory committee called the “Organizers Advisory Committee” to assist management and the board of directors in implementing Wour strategic vision and purpose in the marketplace. The Organizers Advisory Committee will meet from time to time at the discretion of the board of directors to advise the board on relations between the Bank and the communities that it serves and to help the Bank to identify programs and activities and provide us with market information to enable it to allocate its resources in a manner to generate Bank deposits and loans in the markets served by the Bank. Members of the committee will be elected from time to time by the Bank’s board of directors and will serve at the pleasure of the board without compensation or other benefits, and actions of the committee will be advisory in nature and not binding on the Bank. We expect that the committee will be initially comprised of Bank organizers who are not serving as directors and would initially include the following organizers: James P. Bush, Dr. David L. DeVisser, Donald R. Fritz, Dr. Todd D. Hartgerink, Randall L. Hartgerink, Dr. Philip Hartgerink, Jodi Medina, Michael G. Nauta, Timothy J. Steenland, Doug H. VanNoord, James A. Veldink and Kimble L. Wagner.

Director Compensation

We expect to pay directors of Grand River Commerce and Grand River Bank up to 5,000 options per director in remuneration for serving as holding company and Bank directors. We may increase the compensation of our directors in the future, but have no current plans to do so at this time.

Organizer Warrants

As of the date of this prospectus, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and draws under our line of credit. We have entered into a $1.25 million line of credit agreement with First Tennessee Bank N.A. We intend to fund additional organizational and other pre-opening expenses incurred before the Bank opens for business from draws under the line of credit and from use of the organizers’ advances. Our organizers will be providing a limited guarantee of up to $75,000 each on amounts drawn under the line of credit. We expect to incur a total of approximately $2.5 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by First Tennessee Bank N.A. with respect to any funds advanced under the pre-opening line of credit.

We also recognize that our organizers have played, and will continue to play, a critical role in the organizational process. Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 230,000 warrants to our organizers. Each of our organizers who provides a limited guarantee of $75,000 will receive warrants to purchase 10,000 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business. The warrants will be fully transferable by the organizers.

Executive Compensation

Consulting Arrangements.  We have entered into consulting agreements with Robert Bilotti, David H. Blossey, Elizabeth C. Bracken and Mark Martis, providing for the payment of $150,000, $175,000, $88,000 and $110,000 annually, respectively, in connection with their activities in organizing Grand River Commerce and Grand River Bank. In addition, the consulting agreements will terminate (with certain exceptions) on the earlier of the date the Bank opens for business or September 30, 2008. Each of the consulting agreements also provides for family health insurance.

Each of the consultants is providing independent advisory and consulting services for Grand River Commerce in connection with its organizational activities and those of its proposed banking subsidiary, Grand River Bank. These services have included assistance in preparing regulatory applications and obtaining regulatory approvals; directing site development activities, personnel matters and capital raising activities; negotiating contractual arrangements; and performing other tasks necessary or appropriate in connection with the organization of a de novo state bank, at such times and in such a manner as reasonably requested by the organizers.

Employment Agreements

David H. Blossey.  Grand River Bank intends to enter into an employment agreement with David H. Blossey regarding his employment as President and Chief Executive Officer. The agreement will commence when the Bank opens for business and continue in effect for a period of three years (with certain exceptions). The board may elect to extend the term of the employment agreement prior to the completion of the three year term.

Under the terms of the agreement, Mr. Blossey will receive a base salary of $175,000 per year. Following the first year of the agreement, the base salary will be reviewed by the Bank’s board of directors and may be increased as a result of that review. Mr. Blossey will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Blossey will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank will provide Mr. Blossey with term life insurance coverage for a term of not less than 10 years.

Mr. Blossey’s employment agreement also provides that we will grant him options to acquire 25,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that the Bank opens for business.

In the event that Mr. Blossey is terminated, or elects to terminate her employment, in connection with a “change of control,” Mr. Blossey would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Blossey’s employment is terminated for any reason other than for cause, the Bank will be obligated to pay as severance, an amount equal to his base salary had she remained employed for the remaining term of the agreement, but in no event less than one year’s base salary.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Blossey’s employment.

Robert P. Bilotti.  Grand River Bank intends to enter into an employment agreement with Robert P. Bilotti regarding his employment as Chairman of the board of directors. The agreement will commence when the Bank opens for business and continue in effect for a period of three years (with certain exceptions). The board may elect to extend the term of the employment agreement prior to the completion of the three year term.

Under the terms of the agreement, Mr. Bilotti will receive a base salary of $75,000 per year. Following the first year of the agreement, the base salary will be reviewed by the Bank’s board of directors and may be increased as a result of that review. Mr. Bilotti will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Bilotti will also receive other customary benefits such as health, dental and life insurance, and membership fees to banking and professional organizations. In addition, the Bank will provide Mr. Bilotti with standard term life insurance coverage with a death benefit of not less than $150,000.

Mr. Bilotti’s employment agreement also provides that we will grant him options to acquire 25,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that the Bank opens for business.

In the event that Mr. Bilotti is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Bilotti would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Bilotti’s employment is terminated for any reason other than for cause, we will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the remaining term of the agreement, but in no event less than one year’s base salary.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Bilotti’s employment.

Elizabeth C. Bracken.  Grand River Bank intends to enter into an employment agreement with Elizabeth C. Bracken regarding her employment as Chief Financial Officer and Senior Vice President of Operations. The agreement will commence when the Bank opens for business and continue in effect for a period of three years (with certain exceptions). The board may elect to extend the term of the employment agreement prior to the completion of the three year term.

Under the terms of the agreement, Ms. Bracken will receive a base salary of $88,000 per year. Following the first year of the agreement, the base salary will be reviewed by the Bank’s board of directors and may be increased as a result of that review. Ms. Bracken will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Ms. Bracken will also receive other customary benefits such as health, dental and life insurance, and membership fees to banking and professional organizations. In addition, the Bank will provide Ms. Bracken with term life insurance coverage for a term of not less than ten (10) years.

Ms. Bracken’s employment agreement also provides that we will grant her options to acquire 5,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that the Bank opens for business.

In the event that Ms. Bracken is terminated, or elects to terminate her employment, in connection with a “change of control,” Ms. Bracken would be entitled to receive a cash lump-sum payment equal to 199% of her “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Ms. Bracken’s employment is terminated for any reason other than for cause, we will be obligated to pay as severance, an amount equal to her base salary had she remained employed for the remaining term of the agreement, but in no event less than one year’s base salary.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Ms. Bracken’s employment.

Mark Martis.  Grand River Bank intends to enter into an employment agreement with Mark Martis regarding his employment as Chief Lending Officer and Senior Vice President. The agreement will commence when the Bank opens for business and continue in effect for a period of one year (with certain exceptions). The board may elect to extend the term of the employment agreement prior to the completion of the three year term.

Under the terms of the agreement, Mr. Martis will receive a base salary of $110,000 per year. Following the first year of the agreement, the base salary will be reviewed by the Bank’s President and Chief Executive

Officer and may be increased as a result of that review. Mr. Martis will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Martis will also receive other customary benefits such as health, dental and life insurance, and membership fees to banking and professional organizations.

Mr. Martis’s employment agreement also provides that we will grant him options to acquire 10,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that the Bank opens for business.

In the event that Mr. Martis is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Martis would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Martis’s employment is terminated for any reason other than for cause, we will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the remaining term of the agreement, but in no event less than one year’s base salary.

We estimate that compensation payable to the Bank’s executive officers during its first 12 months of operations will total $448,000. We do not currently expect the Bank to enter into employment agreements with any of its employees other than Mr. Blossey, Mr. Bilotti, Ms. Bracken and Mr. Martis; all of its other employees will be employees-at-will serving at the pleasure of the Bank.

Stock Incentive Plan

General.  We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by, or performing services for, Grand River Bank or us. The purpose of the plan is to encourage employees and others providing services to us or any affiliate, including the Bank, to increase their efforts to make us more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

The plan will have a term of 10 years. The board of directors will reserve 200,000 shares for issuance under our stock incentive plan. It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for us to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at the first annual shareholders’ meeting.

Mr. Blossey, Mr. Bilotti, Ms. Bracken and Mr. Martis will be issued stock options under the plan in connection with their respective employment agreements or arrangements. It is expected that these options will be incentive stock options. See “Management — Executive Compensation — Employment Agreements,” above. We anticipate issuing non-qualified stock options to our directors. The remainder of the options under the stock incentive plan would be available for issuance at the discretion of our board of directors.

Administration.  The plan will be administered initially by the full board of directors, although the administration may, in the future, be delegated to a committee of the full board. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement that will reflect the terms of the option.

Option terms.  The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six months prior to the date of exercise having a fair market value equal to the exercise price. However, the share delivery option will not be available to any option holder prior to the third anniversary of the date that we open for business.

The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted. The committee may also determine the period, if any, over which any stock options issued under the plan will vest; provided, however, that any options granted under the plan during the first three years of our existence must vest over a minimum of three years.

Subject to any further limitations in the applicable stock option agreement, if a participant’s employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

Termination of options.  The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder’s termination of employment or other status with us, upon a specified date or upon the holder’s death or disability. A stock option agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that Grand River Bank’s primary federal regulator may require holders of stock options to exercise or forfeit such options if the Bank’s capital falls below minimum requirements.

Recapitalizations and reorganizations.  The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

Amendment and termination of the plan.  The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board’s action may not adversely affect the rights of a holder of a stock option without the holder’s consent.

Federal income tax consequences.  The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

•	Incentive stock options. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.
•	Non-qualified stock options. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

Security Ownership of Management and Organizers

The table below sets forth the following information for each of our organizers, directors and executive officers:

•	his or her age as of December 31, 2007;
•	the number of shares of common stock he or she expects to purchase in the offering;
•	the number of shares of common stock he or she expects to own beneficially upon completion of the offering; and
•	the percentage that the number of shares beneficially owned bears to the minimum and maximum number of shares to be sold in the offering.

The number of shares indicated in the table as beneficially owned, and the percentage ownership information, is based on “beneficial ownership” concepts as defined by the federal securities laws. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, this table reflects organizer warrants, which will be exercisable upon issuance. The table does not reflect employee stock options that may be granted to a particular executive officer because employee stock options will not vest, in any part, prior to one year following the date the Bank opens for business. The addresses of each of our organizers, directors and executive officers is the same as our address.

	Number of Shares to Be Issued in Exchange for Advances	Number of Shares to Be Purchased	Number of Organizer Warrants	Number of Stock Options	Total Benficial Ownership(1)		Percentage of Minimum Offering(2)	Percentage of Maximum Offering(3)	Percentage of Adjusted Maximum Offering(4)
Robert P. Bilotti (43)	4,500	10,500	10,000	25,000	50,000		3.46%	2.46%	2.05%
Dave Blossey (53)	0	5,000	0	25,000	30,000		1.97%	1.48%	1.24%
Elizabeth Bracken (45)	0	1,000	0	5,000	6,000	(6)	*	*	*
Mark Martis (43)	0	500	0	10,000	10,500		*	*	*
Richard J. Blauw, Jr. (40)	4,500	10,500	10,000	5,000	30,000	(6)(7)	1.98%	1.49%	1.24%
Cheryl M. Blouw (61)	4,500	5,500	10,000	5,000	25,000	(5)	1.65%	1.24%	1.04%
James P. Bush (46)	4,500	5,500	10,000	0	20,000	(5)	1.32%	1.00%	*
William A. Condon (52)	4,500	5,500	10,000	0	20,000		1.32%	1.00%	*
Frederick T. Croft (58)	4,500	5,500	10,000	0	20,000		1.32%	1.00%	*
Dr. David L. DeVisser (65)	4,500	10,500	10,000	0	25,000	(6)	1.66%	1.24%	1.04%
Jeffrey A. Elders (39)	4,500	5,500	10,000	5,000	25,000	(5)	1.65%	1.24%	1.04%
Lawrence B. Fitch (60)	0	3,000	0	5,000	8,000	(7)	*	*	*
Donald R. Fritz (64)	4,500	7,000	10,000	0	21,500		1.42%	1.07%	*
Dr. Philip Hartgerink (37)	4,500	8,000	10,000	0	22,500	(6)	1.49%	1.12%	*
Dr. Todd D. Hartgerink (38)	4,500	10,500	10,000	0	25,000	(6)	1.66%	1.24%	1.04%
Randall L. Hartgerink (60)	4,500	10,500	10,000	0	25,000	(5)(6)	1.66%	1.24%	1.04%
Preston J. Hopkins, Jr. (64)	4,500	8,000	10,000	0	22,500		1.49%	1.12%	*
David K. Hovingh (41)	4,500	15,500	10,000	5,000	35,000	(6)	2.31%	1.74%	1.45%
Dr. Paul Huizinga (37)	4,500	7,500	10,000	0	22,000		1.46%	1.09%	*
Jodi Medina (35)	4,500	5,500	10,000	0	20,000		1.32%	1.00%	*
Michael G. Nauta (58)	4,500	9,000	10,000	0	23,500	(6)(7)	1.56%	1.17%	*
Roger L. Roode (67)	4,500	5,500	10,000	5,000	25,000		1.65%	1.24%	1.04%
Timothy J. Steenland (58)	4,500	10,500	10,000	0	25,000		1.66%	1.24%	1.04%
Jerry A. Sytsma (37)	4,500	5,500	10,000	5,000	25,000	(6)	1.65%	1.24%	1.04%
Doug H. VanNoord (41)	4,500	15,500	10,000	0	30,000	(7)	1.99%	1.49%	1.24%
James A. Veldink (46)	4,500	13,000	10,000	0	27,500		1.82%	1.37%	1.14%
Kimble L. Wagner (46)	4,500	7,500	10,000	0	22,000	(6)	1.46%	1.09%	*
All organizers, directors and executive officers, as a group (27 persons)	103,500	207,500	230,000	100,000	641,000		35.03%	27.51%	23.48%

Notes to beneficial ownership table:

*	Represents less than 1.0% of the total outstanding shares of common stock.
(1)	Includes organizer warrants to acquire the lesser of 10,000 shares of common stock or the number of shares purchased in the offering and any stock options to be issued to each individual.
(2)	Based on 1,500,000 shares of stock outstanding, plus 230,000 shares issuable upon the exercise of organizer warrants and 100,000 shares issuable upon the exercise of stock options beneficially held by the person or group, as applicable.
(3)	Based on 2,000,000 shares of stock outstanding plus 230,000 shares issuable upon exercise of organizer warrants and 100,000 shares issuable upon the exercise of stock options beneficially held by the person or group, as applicable.
(4)	Based on 2,400,000 shares of stock outstanding, plus 230,000 shares issuable upon the exercise of organizer warrants and 100,000 shares issuable upon the exercise of stock options beneficially held by the person or group, as applicable.

(5)	It is expected that the individual will purchase the shares jointly with his or her spouse or that such individual’s spouse will directly or indirectly own the shares.
(6)	It is expected that the individual will purchase all or a portion of the shares through an IRA or qualified retirement plan over which he or she has beneficial ownership.
(7)	It is expected that the individual will purchase the shares through a trust over which he or she has beneficial ownership or acts as trustee for his or her minor children.

RELATED PARTY TRANSACTIONS

We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

•	In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;
•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and
•	In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated:

•	Organizational expenses. Our operations to date have been funded through advances made by each of our organizers and draws under our line of credit. In the event that the Bank opens for business, we also intend to issue warrants to our organizers for the amounts placed “at risk” as a result of the direct cash advances or as a result of the limited guarantees of the pre-opening line of credit.
•	Consulting agreements. We have entered into consulting agreements with Robert P. Bilotti, David H. Blossey, Mark Martis and Elizabeth C. Bracken, who are actively involved in directing the organizational and pre-opening activities of Grand River Commerce and Grand River Bank. Mr. Bilotti is an organizer of the Bank and each of the consultants is a proposed executive officer of the Bank. The agreements are discussed more fully in the section titled “Management — Executive compensation — Consulting Arrangements,” beginning on page 41.

Our board of directors believes that each of the above-described transactions is on terms no less favorable than could have been obtained from an unrelated third party.

DESCRIPTION OF COMMON STOCK

The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Michigan Business Corporation Act and our articles of incorporation and bylaws.

General

Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, of which at least 1,500,000 shares will be issued in this offering. In addition, we have reserved a total of 200,000 shares for issuance under our stock incentive plan. Similarly, a number of shares equal to the number of organizer warrants will be reserved for issuance upon the exercise of warrants to be granted to our organizers after we open for business. We expect to issue 230,000 organizer warrants when we open for business.

All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be validly issued, fully paid and non-assessable.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

As of the date of this prospectus, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers. In addition, we have entered into a $1.25 million line of credit agreement with First Tennessee Bank N.A. We also intend to fund additional organizational and other pre-opening expenses incurred before the Bank opens for business from draws under the line of credit and the organizers’ advances. Our organizers will be providing a limited guarantee of up to $75,000 each on amounts drawn under the line of credit. We expect to incur a total of approximately $2.5 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by First Tennessee Bank N.A. with respect to any funds advanced under the pre-opening line of credit.

We also recognize that our organizers have played, and will continue to play, a critical role in the organizational process. Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 230,000 warrants to our organizers. Each of our organizers who is contributing his time and expertise and providing a limited guarantee of $75,000 will receive warrants to purchase 10,000 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business. The warrants will be fully transferable. Although we have not made any representation to our organizers, we intend that the character of the warrants for tax purposes will be similar to the character of any other security we issue. If our pre-opening and organizational expenses increase, we may issue additional warrants to our organizers.

Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If the Bank’s capital falls below the minimum level required by the FDIC, we may be directed to require the holders to exercise or forfeit their warrants.

Dividends

Because, as a holding company, we will initially conduct no material activities other than holding the common stock of Grand River Bank, our ability to pay dividends will depend on the receipt of dividends from the Bank. Initially, we expect that the Bank will retain all of its earnings to support its operations and to expand its business. Additionally, Grand River Commerce and Grand River Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither Grand River Commerce nor Grand River Bank has any plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of Grand River Commerce and Grand River Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our respective boards of directors consider relevant. See “Supervision and Regulation” beginning on page 52 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected Provisions of our Articles of Incorporation and Bylaws

Protective provisions.  Certain provisions of our articles of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:

•	the availability of authorized but unissued shares for issuance from time to time at the discretion of our board of directors;
•	bylaw provisions enabling our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at the meeting; and
•	bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors.

Although our bylaws do not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Indemnification.  Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the

Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of liability.  Our articles of incorporation limit the personal liability of our directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director’s or officer’s acts or omissions while acting in a capacity as a director or officer, with certain exceptions. Consistent with the Michigan Business Corporation Act, as amended, our articles of incorporation do not limit the personal liability of our directors and officers in connection with:

•	the amount of financial benefit receive by a director in a transaction where the director was not entitled to receive the benefit;
•	the international infliction of harm on the corporation or its shareholders;
•	a violation of section 551 of the Michigan Business Corporation Act; or
•	an intentional criminal act.

Our articles of incorporation also contain a provision that, in the event that Michigan law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Shares Eligible for Future Sale

Upon completion of the offering, we will have between 1,500,000 and 2,400,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except our “affiliates” must comply with the resale limitations of Rule 144 under the Securities Act. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, Grand River Commerce. Affiliates of a company generally include its directors, executive officers and principal shareholders.

In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the outstanding shares of common stock; or
•	the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about us. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Grand River Commerce and Grand River Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the OFIS, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to Grand River Commerce and Grand River Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds, the Bank’s depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Grand River Commerce

General.  Upon our acquisition of all of the capital stock of Grand River Bank following receipt of Federal Reserve approval, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the “Bank Holding Company Act of 1956, as amended” (Bank Holding Company Act). The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

Certain acquisitions.  The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Michigan may purchase a bank located outside of Michigan. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Michigan may purchase a bank located inside Michigan. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

Change in bank control.  Subject to various exceptions, the Bank Holding Company Act and the “Change in Bank Control Act of 1978,” together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to Grand River Commerce, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

Permitted activities.  Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;
•	making, acquiring, brokering or servicing loans and usual related activities;
•	leasing personal or real property;
•	operating a non-bank depository institution, such as a savings association;
•	trust company functions;
•	financial and investment advisory activities;
•	conducting discount securities brokerage activities;
•	underwriting and dealing in government obligations and money market instruments;
•	providing specified management consulting and counseling activities;
•	performing selected data processing services and support services;
•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and
•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;
•	insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;
•	providing financial, investment or advisory services;
•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;
•	underwriting, dealing in or making a market in securities;
•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;
•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;
•	merchant banking through securities or insurance affiliates; and
•	insurance company portfolio investments.

To qualify to become a financial holding company, Grand River Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.

Sound banking practice.  Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve’s Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank’s soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

The “Financial Institutions Reform, Recovery and Enforcement Act of 1989” (FIRREA) expanded the Federal Reserve’s authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

Anti-tying restrictions.  Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Dividends.  Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, Grand River Commerce, a bank holding company, generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a Michigan corporation, we are restricted under the Michigan Business Corporation Act from paying dividends under certain conditions. Please see the section titled “Description of Common Stock — Dividends” beginning on page 51 for further information regarding the laws and regulations affecting our ability to pay dividends.

Grand River Bank

On September 28, 2007, the organizers of Grand River Bank filed an application with the OFIS to organize a Michigan state bank and with the FDIC for federal deposit insurance. Each of these applications is pending. While approval is not assured, we have no reason to believe that those approvals will not be forthcoming. We expect that the Bank will receive approval as a bank in organization during the second quarter of 2008, but that these approvals will be subject to certain conditions including, among others, that we raise not less than $15 million in capital and complete a satisfactory pre-opening examination. In addition, the Bank expects to be required to develop and submit all of its operating policies and procedures for the review of the FDIC and OFIS, including those related to Bank Secrecy Act compliance, Privacy of Consumer Financial Information and Fair Lending. The approvals may also contain other conditions that must be satisfied prior to the time that the Bank opens.

Upon OFIS approval to organize as a Michigan state bank and FDIC approval of insurance on deposits, Grand River Bank will be subject to various requirements and restrictions under the laws of the United States, and to regulation, supervision and regular examination by the OFIS and the FDIC, as the insurer of certain deposits. The Bank will be required to file reports with the OFIS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The regulators have the power to enforce compliance with applicable banking statutes and regulations. These regulations include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged on loans, and restrictions relating to investments and other activities of the Bank.

Branching and interstate banking.  Under current Michigan law, banks are permitted to establish branch offices throughout Michigan with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in Michigan. Finally, banks generally may branch across state lines by merging with banks or by purchasing a branch of another bank in other states if allowed by the applicable states’ laws. Michigan law, with limited exceptions, currently permits branching across state lines through interstate mergers or by purchasing a branch of another bank. Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Michigan law currently permits de novo branching into the state of Michigan on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch in Michigan only if its home state has also elected to permit de novo branching into that state.

Deposit insurance assessments.  Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. The Bank’s deposit insurance assessments may increase or decrease depending on the risk assessment classification to which we are assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the Bank’s earnings.

Expanded financial activities.  The “Gramm-Leach-Bliley Financial Services Modernization Act of 1999,” expands the types of activities in which a holding company or national bank may engage. Subject to various limitations, the act generally permits holding companies to elect to become financial holding companies and, along with national banks, conduct certain expanded financial activities related to insurance and securities, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency activities; merchant banking activities; and activities that the Federal Reserve has determined to be closely related to banking. The Gramm-Leach-Bliley Act also provides that state-chartered banks meeting the above requirements may own or invest in “financial subsidiaries” to conduct activities that are financial in nature, with the exception of insurance underwriting and merchant banking, although five years after enactment, regulators will be permitted to consider allowing financial subsidiaries to engage in merchant banking. Banks with financial subsidiaries must establish certain firewalls and safety and soundness controls, and must deduct their equity investment in such subsidiaries from their equity capital calculations. Expanded financial activities of financial holding companies and banks will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators. Under Section 487.14101 of the Michigan Banking Code, a Michigan state-chartered bank, upon satisfying certain conditions, may generally engage in any activity in which a national bank can engage. Accordingly, a Michigan state-chartered bank generally may engage in certain expanded financial activities as described above. The Bank currently has no plans to conduct any activities through financial subsidiaries.

Community Reinvestment Act.  The Community Reinvestment Act requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on us. Because the Bank’s aggregate assets upon organization will be less than $250 million, under the Gramm-Leach-Bliley Act, it will be subject to a Community Reinvestment Act examination only once every

60 months if we receive an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if its rating is less than satisfactory. Additionally, the Bank must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other regulations.  Interest and other charges collected or contracted for by the Bank will be subject to state usury laws and federal laws concerning interest rates. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal “Truth-In-Lending Act,” governing disclosures of credit terms to consumer borrowers;
•	the “Home Mortgage Disclosure Act of 1975,” requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
•	the “Equal Credit Opportunity Act,” prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
•	the “Fair Credit Reporting Act of 1978,” governing the use and provision of information to credit reporting agencies;
•	the “Fair Debt Collection Act,” governing the manner in which consumer debts may be collected by collection agencies; and
•	the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Grand River Bank will be subject to:

•	the “Right to Financial Privacy Act,” which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
•	the “Electronic Funds Transfer Act” and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Dividends.  Grand River Bank is restricted under Michigan law for declaring and paying dividends under certain circumstances, including: (i) if the Bank’s surplus following the dividend is less than 20% of its capital; (ii) if the proposed dividend exceeds its net income, after deducting its losses and bad debts, (iii) if the dividend would be paid from the capital or surplus of the Bank. In addition, if the Bank’s surplus is less than its capital, before the Bank may declare or pay a dividend, it will be required to transfer to surplus not less than 10% of its net income over the preceding six months (in the case of a quarterly or semiannual dividend), or not less than 10% of its net income over the preceding two consecutive six-month periods (in the case of an annual dividend).

In addition, under FDICIA, the Bank may not pay any dividend if the payment of the dividend would cause it to become “undercapitalized” or in the event the Bank is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that the Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, the Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that the Bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Check Clearing for the 21st Century Act.  The “Check Clearing for the 21st Century Act,” also known as “Check 21” gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;
•	legalizing substitutions for and replacements of paper checks without agreement from consumers;
•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;
•	requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and
•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

We expect that this legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

Capital adequacy.  The Federal Reserve monitors the capital adequacy of bank holding companies, such as Grand River Commerce, and the FDIC and the OFIS will monitor the capital adequacy of Grand River Bank. The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to safety and soundness. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $500 million or more and, generally, on a bank-only basis for bank holding companies with less than $500 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $500 million in consolidated assets is expected to be “well-capitalized.”

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $500 million or more. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies with assets of $500 million or more generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve and the FDIC recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies’ determination of a banking institution’s capital adequacy.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and their holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

FDIC regulations will require us to maintain to meet three minimum capital standards: (i) a Tier 1 capital to adjusted total assets ratio, or “leverage capital ratio,” of at least 4% (3% for banks receiving the highest CAMELS rating), a Tier 1 capital to risk-weighted assets ratio, or “Tier 1 risk-based capital ratio,” of at least 4% and a total risk-based capital to risk-weighted assets ratio, or “total risk-based capital ratio,” of at least 8%. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. In addition, the prompt corrective action standards discussed below, in effect, increase the minimum regulatory capital ratios for banking organizations.

The risk-based capital standards for banks require the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% assigned by the FDIC based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business.

Prompt corrective action regulations.  Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized banks. For this purpose, a bank is placed in one of the following five categories based on the Bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);
•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);
•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);
•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and
•	critically undercapitalized (less than 2% tangible capital).

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, banking regulator must appoint a receiver or conservator for an institution that is “critically undercapitalized.” The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an “undercapitalized” subsidiary’s assets at the time it became “undercapitalized” or the amount required to meet regulatory capital requirements. An “undercapitalized” institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

Restrictions on transactions with affiliates and loans to insiders.  Grand River Commerce and Grand River Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, as such provisions are made applicable to state non-member banks by Section 18(i) of the Federal Deposit Insurance Act. These provisions place limits on the amount of:

•	the Bank’s loans or extensions of credit to affiliates;
•	the Bank’s investment in affiliates;
•	assets that the Bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;
•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and
•	the Bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of its capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

Grand River Commerce and Grand River Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit the Bank from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to the Bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy.  Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Anti-terrorism legislation.  In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the “Patriot Act,” the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;
•	to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•	to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and
•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank in combating money laundering activities in their evaluation of bank merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a “shell bank.” Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

•	expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network (“FinCEN”);
•	notify FinCEN if an account or transaction is identified;
•	designate a contact person to receive information requests;
•	limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and
•	maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with we Security Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

Sarbanes-Oxley Act of 2002.  The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Proposed legislation and regulatory action.  New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of governmental monetary policies.  The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the “discount window,” open market operations, the imposition of and changes in reserve requirements against banks’ deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

All of the above laws and regulations add significantly to the cost of operating Grand River Commerce and Grand River Bank and thus have a negative impact on our profitability. We would also note that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as Grand River Commerce and Grand River Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

Clark Hill PLC, Detroit, Michigan, will pass upon the validity of the shares of common stock offered by this prospectus and the organizer warrants to be issued by Grand River Commerce. In connection with this offering, Clark Hill PLC has been engaged as special counsel for the sole purpose of issuing a legal opinion limited to the validity of the shares of common stock offered by this prospectus and the organizer warrants to be issued by Grand River Commerce, Inc.

EXPERTS

Our audited financial statements as of December 31, 2006 and 2007, and for the periods from inception to December 31, 2006 and 2007, included in this prospectus have been included in reliance on the report of BKD, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

There are no material legal proceedings pending or, to our knowledge, threatened against Grand River Commerce and Grand River Bank.

REPORTS TO SHAREHOLDERS

Upon the effective date of the registration statement on Form S-1 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2008 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if, at the beginning of the year, our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov.

We have filed or will file various regulatory applications with the FDIC, the OFIS and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related registration statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, OFIS, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

ACCOUNTANTS’ REPORT AND FINANCIAL STATEMENTS
December 31, 2007 and 2006

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Grand River Commerce, Inc.
Grandville, Michigan

We have audited the accompanying balance sheets of Grand River Commerce, Inc. (a development stage company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception (August 15, 2006), for the year ended December 31, 2007, and for the five months ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand River Commerce, Inc. (a development stage company) as of December 31, 2007 and 2006, and the results of its operations and its cash flows from inception (August 15, 2006), for the year ended December 31, 2007, and for the five months ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

April 1, 2008
St. Louis, Missouri

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
ASSETS
Cash	$27,745	$9,254
Equipment, less accumulated depreciation of $3,127	60,814	—
Other	11,493	—
Total assets	$100,052	$9,254

LIABILITES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Line of credit borrowing	$250,000	$—
Other borrowings	1,035,002	150,002
Other liabilities	9,010	—
Total Liabilities	1,294,012	150,002
Stockholders’ Equity (Deficit)
Common stock, $0.01 par value; authorized 10,000,000 shares, none issued	—	—
Additional paid-in capital (deficit)	(556,272)	(50,452)
Deficit accumulated during development stage	(637,688)	(90,296)
Total stockholders’ equity (deficit)	(1,193,960)	(140,748)
Total liabilities and stockholders’ equity (deficit)	$100,052	$9,254

See Notes to Financial Statements

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS
From Inception (August 15, 2006), Year Ended December 31, 2007
and Five Months Ended December 31, 2006

	From Inception	Year Ended December 31, 2007	Five Months Ended December 31, 2006
Interest Income	$6,232	$6,157	$75
Organization and Pre-opening Costs
Occupancy expense	18,863	17,656	1,207
Professional fees	591,800	503,113	88,687
Marketing expense	9,863	9,700	163
Printing and office supplies	5,374	5,258	116
Other	18,020	17,822	198
Total organization and pre-opening costs	643,920	553,549	90,371
Net Loss Accumulated During Development Stage	$(637,688)	$(547,392)	$(90,296)

See Notes to Financial Statements

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Five Months Ended December 31, 2006
Year Ended December 31, 2007

	Common Stock	Additional Paid-In Capital (Deficit)	Deficit Accumulated During Development Stage	Total
Balance, August 15, 2006	$—	$—	$—	$—
Net loss	—	—	(90,296)	(90,296)
Costs directly attributable to proposed offering	—	(50,452)	—	(50,452)
Balance, December 31, 2006	—	(50,452)	(90,296)	(140,748)
Net loss	—	—	(547,392)	(547,392)
Costs directly attributable to proposed offering	—	(505,820)	—	(505,820)
Balance, December 31, 2007	$—	$(556,272)	$(637,688)	$(1,193,960)

See Notes to Financial Statements

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
From Inception (August 15, 2006), Year Ended December 31, 2007
and Five Months Ended December 31, 2006

	From Inception	Year Ended December 31, 2007	Five Months Ended December 31, 2006
Operating Activities
Net loss accumulated during development stage	$(637,688)	$(547,392)	$(90,296)
Depreciation	3,303	3,303	—
Loss on sale of premises and equipment	613	613	—
Changes in	—	—	—
Other assets	(11,493)	(11,493)	—
Interest payable and other liabilities	9,010	9,010	—
Net cash used in operating activities	(636,255)	(545,959)	(90,296)
Investing Activities
Purchase of equipment	(66,030)	(66,030)	—
Proceeds from the sale of premises and equipment	1,300	1,300	—
Net cash used in investing activities	(64,730)	(64,730)	—
Financing Activities
Proceeds from line of credit borrowing	250,000	250,000	—
Proceeds from other borrowings	1,155,002	1,005,000	150,002
Payments of other borrowings	(120,000)	(120,000)	—
Payments of costs directly attributable to proposed offering	(556,272)	(505,820)	(50,452)
Net cash provided by financing activities	728,730	629,180	99,550
Increase in Cash	27,745	18,491	9,254
Cash, Beginning of Period	—	9,254	—
Cash, End of Period	$27,745	$27,745	$9,254

See Notes to Financial Statements

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

Note 1: Summary of Significant Accounting Principles

Nature of Operations

Grand River Commerce, Inc. (the “Company”) was incorporated August 15, 2006, to organize a de novo bank. The Company’s fiscal year is December 31. Upon receiving regulatory approvals to commence business, the Company will purchase the common stock of Grand River Bank (the “Bank”), a de novo bank in formation which will also have a December 31 fiscal year end. The Company intends to raise $15,000,000 to $20,000,000 in equity capital prior to offering costs, through the sale of shares of the Company’s common stock. The registration statement allows the Company to increase the amount to $24,000,000. Proceeds of the offering will be used to capitalize the Bank, lease facilities and provide working capital.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Organization, Offering and Pre-opening Costs

Organization and pre-opening costs represent incorporation costs, offering costs, legal and accounting costs, consultant and professional fees and other costs relating to the organization. Management anticipates that the organization and pre-opening costs will approximate $2,455,500 through the commencement of operations. Approximately $1,101,100 will be expensed as organization and pre-opening costs, approximately $290,400 will be capitalized as premises and equipment costs and approximately $1,064,000 will be accounted for as offering costs. At December 31, 2007 and 2006, costs directly attributable to the proposed offering and classified as additional paid-in capital (deficit) on the balance sheet consist of:

	2007	2006
Bankmark fees	$380,933	$40,000
Graphics and printing	26,975	—
Legal fees	136,559	10,452
Other	11,805	—
	$556,272	$50,452

Deferred Offering Costs

Costs related to the offering of common stock will be deferred and will be netted against the offering proceeds when the sale of stock is completed.

Equipment

Depreciable assets, consisting of equipment and furniture, are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Note 2: Line of Credit Borrowing

The Company maintains a $1,250,000 revolving line of credit note payable, of which $250,000 was outstanding at December 31, 2007, with an unaffiliated financial institution. The note payable bears interest at the prime commercial rate, less .50%, matures on November 8, 2008, is guaranteed by the Company’s 23 organizers at $75,000 each, amounting to $1,725,000 of guarantees, and is unsecured.

GRAND RIVER COMMERCE, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

Note 3: Other Borrowings

Advances in the amount of $1,035,002 and $150,002 at December 31, 2007 and 2006, respectively, are outstanding from the Company’s organizers. The advances are non-interest bearing and management intends to repay the advances from the proceeds of the common stock offering.

Note 4: Income Taxes

At December 31, 2007 and 2006, the Company had net operating loss carryforwards for the majority of its losses accumulated during development. The benefit of the carryforward has been offset by a valuation allowance.

Note 5: Related Party Transactions

The Company has entered into consulting agreements with three individuals, providing for payments of $413,000 annually, in connection with organizing the Company and its Bank. The consulting agreements will terminate (with certain exceptions) on the earlier of the date the Bank opens for business or September 30, 2008. Each of the consulting agreements also provides for family health insurance. Costs of these agreements were $362,562 and $54,782 for the year ended December 31, 2007 and for the five months ended December 31, 2006, respectively. Total costs of these agreements from inception were $417,344.

Note 6: Operating Leases

The Company is obligated under an operating lease agreement for a building through December 2010. The lease provides that the Company pays insurance and certain other operating expenses applicable to the leased premise. The lease also stipulates that the Company may use and occupy the premise only for the purpose of maintaining and operating a bank. Rent expense was $7,574 for the year ended December 31, 2007, and from inception.

Future minimum lease payments at December 31, 2007, by calendar year were:

2008	$45,500
2009	49,200
2010	49,200
Total minimum lease payments	$143,900

Note 7: Commitment

The Company has entered into an agreement with Bankmark to provide consulting services related to the formation of the Bank and the related Company stock offering. Total fees to be paid under the contract are $720,000. Fees paid under the contract were approximately $435,000 and $74,000 for the year ended December 31, 2007 and for the five months ended December 31, 2006, respectively. Total fees paid under the contract from inception were approximately $509,000.

Note 8: Subsequent Events

Capital Formation

The Company anticipates filing a registration statement with the Securities Exchange Commission (“SEC”) documenting their intention of making a public offering to raise potentially $15,000,000 to $20,000,000 in start up capital. The registration statement allows the Company to increase the amount to $24,000,000.

In addition to filing the registration statement with the SEC, the Company intends to adopt a stock option plan for certain directors and executive officers of the Company.

SUBSCRIPTION AGREEMENT
GRAND RIVER COMMERCE, INC.

IMPORTANT: This Subscription Agreement, completed and signed, together with full payment by check payable to the order of “First Tennessee Bank N.A — Escrow Account for Grand River Bank” for the shares of common stock for which the undersigned is subscribing must be sent to:

BY MAIL OR HAND DELIVERY:
Grand River Commerce, Inc.
4471 Wilson Ave., SW
Grandville, Michigan 49418

I hereby subscribe to purchase the number of shares of common stock (“Shares”) of Grand River Commerce, Inc. (“Company”) indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy. I have received a copy of the Company’s prospectus, dated May 9, 2008. In connection with my purchase, I understand and agree as follows: (1) My purchase of the common stock involves significant risks, as described under “Risk Factors” in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Subscription Agreement is final, binding and irrevocable. If the organizers are unable to sell at least 1,500,000 shares of common stock or fail to receive all required regulatory approvals to open the Company, the escrow agent will promptly return all subscription funds to me, without any interest earned thereon.

NO. OF SHARES (MIN. 250 SHARES) × $10.00 (PRICE PER SHARE) = TOTAL PURCHASE PRICE ENCLOSED

Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

________________________________	_____________________________	_____________________________
Date	Signature*	Signature (if multiple subscribers)*
________________________________	_____________________________	_____________________________
Please indicate form of ownership	Print Name	Print Name
☐ individual	_____________________________	_____________________________
☐ joint tenants with right of survivorship	Address	Address
☐ tenants in common	_____________________________	_____________________________
☐ trust	Address	Address
☐ corporation	_____________________________	_____________________________
☐ partnership	Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.
☐ custodian	_____________________________	_____________________________
☐ other ________________________	Telephone-Day/Telephone Evening	Telephone-Day/Telephone Evening

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

ACCEPTED:	GRAND RIVER COMMERCE, INC.

By:	_____________________	_____________________	_____________________
	Robert P. Bilotti, President	Date of Acceptance	Number of Shares Accepted

STATEMENT OF SUITABILITY
[California Residents Only]

The information contained in this Statement of Suitability is being furnished to Grand River Commerce, Inc. (“Company”) to enable the Company to determine whether I am suitable to purchase shares of common stock of the Company as registered in California pursuant to Sec. 25111 of the California Corporate Securities Law and described in the prospectus, dated May 9, 2008.

I/we understand that an executed and dated copy of this Statement of Suitability is to be delivered, together with my subscription agreement, to The Bankers Bank in the manner provided in the subscription agreement. I/we understand that the Company’s review and approval of this Statement of Suitability is required in order for the purchase to be consummated and that any such approval will be evidenced by the acceptance of my subscription agreement.

I/we understand that the Company will rely upon the information contained in this Statement of Suitability for purposes of making a suitability determination and represent to the Company that the information contained herein is complete and accurate and may be relied upon by the Company. I/we understand that the request that I/we complete this Statement of Suitability does not constitute an offer of the common stock to me/us. Finally, I/we hereby agree to provide, upon request, a copy of my personal financial statement and any other information requested by the Company in order for it to make a suitability determination.

All information contained herein is for the sole use of the Company and its counsel and will at all times be strictly confidential, except as required by law; however, I/we agree that the Company may present this Statement of Suitability to such parties as it may deem appropriate if called upon to establish the compliance of the sale with applicable legal requirements.

[Check Each of the Following Provisions That Applies]

☐	1. I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $75,000 and a gross annual income of not less than $50,000.
☐	2. I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $75,000 and a gross annual income of not less than $50,000.
☐	3. I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $150,000.

Date	Signature	Signature (if multiple subscribers)

Print Name	Print Name

•	You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.
•	We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
•	You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.
•	This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 2,000,000 Shares

Grand River Commerce, Inc.

A Proposed Bank Holding Company for

Common Stock

PROSPECTUS

May 9, 2008